UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )
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BOOZ ALLEN HAMILTON HOLDING CORPORATION

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Notice of
Annual Meeting
of Stockholders
and Proxy

Statement

August 10, 2011

Booz Allen Hamilton Holding Corporation
8283 Greensboro Drive
McLean, Virginia 22102

July 1, 2011

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held at 8:00 a.m. (EDT) on August 10, 2011, at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, VA 22102. Enclosed with this proxy statement are your proxy card, the 2011 annual report to stockholders and the 2011 annual report on Form 10-K.

Your vote is important. Whether you plan to attend the annual meeting or not, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date and return the proxy card in the envelope provided. If you plan to attend the annual meeting you may vote in person.

Registration and seating will begin at 7:30 a.m. Each stockholder will be asked to sign an admittance card and may be asked to present a valid picture identification. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the June 21, 2011 record date. Cameras and recording devices will not be permitted at the meeting.

On behalf of the Board of Directors, I want to thank you for your support of Booz Allen Hamilton.

Sincerely,

Ralph W. Shrader, Ph.D.
Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF BOOZ ALLEN HAMILTON HOLDING CORPORATION

Time:	8:00 a.m. (EDT), August 10, 2011

Place:	The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, VA 22102

Proposals:	1. The election of directors;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2012;

3. A non-binding advisory vote on the compensation program for the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement (a “say-on-pay” vote);

4. A non-binding advisory vote by stockholders on how frequently stockholders will be provided a “say-on-pay” vote; and

5. The transaction of any other business that may properly be brought before the annual meeting.

Who Can Vote:	Only holders of record of the Company’s Class A common stock, Class C restricted common stock and Class E special voting common stock at the close of business on June 21, 2011 will be entitled to vote at the meeting.

Date of Mailing:	This proxy statement and accompanying materials are first being mailed to stockholders on July 1, 2011.

CG Appleby
Executive Vice President, General Counsel
and Secretary

McLean,	Virginia
July 1, 2011

ii

ADVISORY VOTE ON EXECUTIVE COMPENSATION	45
ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION	46
OTHER BUSINESS	47
PROPOSALS FOR 2012	47
ANNUAL REPORT FOR 2011	47
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS	47

iii

IMPORTANT INFORMATION ABOUT ANNUAL
MEETING AND PROXY PROCEDURES

The Board of Directors is soliciting proxies to be used at the annual meeting of stockholders to be held on August 10, 2011, beginning at 8:00 a.m. (EDT) at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, VA 22102. This proxy statement and the accompanying materials are being mailed to stockholders beginning July 1, 2011.

We will bear all costs of soliciting proxies. Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials.

Unless the context otherwise indicates or requires, as used in this proxy statement, references to: (i) the “Company,” “we,” “us,” “our” or our “company” refer to Booz Allen Hamilton Holding Corporation, its consolidated subsidiaries and predecessors; (ii) “Booz Allen Holding” refers to Booz Allen Hamilton Holding Corporation exclusive of its subsidiaries; (iii) “Booz Allen Hamilton” refers to Booz Allen Hamilton Inc., our primary operating company and a wholly-owned subsidiary of Booz Allen Holding; (iv) “our Board” or “the Board” means the Board of Directors of the Company; (v) “stockholder” means holders of our common stock; (vi) “fiscal,” refers to our fiscal years ended March 31 and (vii) “you,” “your,” “yours” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the annual meeting.

The Purpose of the Annual Meeting

At the annual meeting, stockholders will act upon the matters set forth in the notice of meeting, including the election of directors and the ratification of the selection of the Company’s independent registered public accounting firm. The Company’s senior management will also present information about the Company’s performance during fiscal 2011 and will answer questions from stockholders.

Outstanding Shares

Holders of the following classes of the Company’s common stock are entitled to vote at the annual meeting: Class A common stock, Class C restricted common stock and Class E special voting common stock. On June 21, 2011, 123,442,195, 1,900,630 and 12,348,860 shares of our Class A common stock, Class C restricted common stock and Class E special voting common stock, respectively, were outstanding.

Stockholders Entitled to Vote at the Annual Meeting

The Board of Directors has established the record date for the annual meeting as June 21, 2011. Only holders of record of the Company’s Class A common stock, Class C restricted common stock and Class E special voting common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting.

Voting Procedures

If you are a stockholder of record of Class A common stock, Class C restricted common stock or Class E special voting common stock, you can vote your shares at the annual meeting by attending the meeting and completing a ballot or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card or (3) date, sign and complete the proxy card and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States.

The holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions will be treated as present for purposes of determining a quorum. Each share of Class A common stock, Class C restricted common stock and Class E special voting common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of directors.

If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of directors, the advisory vote on “say-on-pay” and the advisory vote on the frequency of “say-on-pay.” If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy. Broker non-votes are counted for purposes of establishing a quorum to conduct business at the meeting but will have no effect on the outcome of the non-routine proposals.

For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a majority of the shares entitled to vote at the annual meeting represented either in person or by proxy at the annual meeting, except that directors shall be elected by a plurality of the votes validly cast at the annual meeting.

As of the record date, an entity controlled by The Carlyle Group, or Carlyle, owned shares of our Class A common stock representing greater than 50% of the combined voting power of our Class A common stock, Class C restricted common stock and Class E special voting common stock. As a result, Carlyle owns sufficient shares of our voting common stock to assure the presence of a quorum for the conduct of the annual meeting and to assure the approval and adoption of the proposals in connection with which this proxy and the related materials are being delivered.

Revocation of Proxies

You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to the Secretary at 8283 Greensboro Drive, McLean, VA 22102 or by submitting a new proxy, dated later than your first proxy, in one of the ways described above under “Voting Procedures.” If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

ELECTION OF DIRECTORS

Board Structure

The Company currently has eight directors divided into three classes: three in Class I, three in Class II and two in Class III. The terms of office of the three Class I directors expire at the 2011 annual meeting of stockholders.

Class I Election

The three nominees for election as Class I directors are listed below. If elected, the nominees for election as Class I directors will serve for a term of three years and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors.

Class I Nominees

A nominee must receive the vote of a plurality of the votes validly cast at the annual meeting represented either in person or by proxy at the annual meeting to be elected. The Class I nominees are as follows:

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Ralph W. Shrader (Class I)	Dr. Shrader is our Chairman, Chief Executive Officer and President and has served in these positions since 2008. He also served as Chairman and Chief Executive Officer of Booz Allen Hamilton Inc. since 1999. Dr. Shrader has been an employee of our company since 1974. He is the seventh chairman since our company’s founding in 1914 and has led our company through a significant period of growth and strategic realignment. Dr. Shrader is active in professional and charitable organizations, and is past Chairman of the Armed Forces Communications and Electronics Association. He serves on the board of directors of Abilities, Inc., an organization dedicated to improving career opportunities for individuals with disabilities, and the board of directors of ServiceSource, the largest community rehabilitative program in Virginia. Specific qualifications, experience, skills and expertise include:	2008

	• Operating and management experience;
	• Understanding of government contracting;
	• Core business skills, including financial and strategic planning; and
	• Deep understanding of our Company, its history and culture.

	Dr. Shrader is 66 years old.

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Peter Clare (Class I)	Mr. Clare is a Managing Director of The Carlyle Group, a private equity firm, as well as Co-Head of the U.S. Buyout Group. Mr. Clare has been with The Carlyle Group since 1992. He currently serves on the boards of directors of CommScope, Inc., since 2011, ARINC Incorporated, since 2007, Sequa Corporation, since 2007, and Wesco Holdings, Inc., since 2006. Specific qualifications, experience, skills and expertise include:	2008

	• Operating experience;
	• Understanding of government contracting;
	• Core business skills, including financial and strategic planning;
	• Public company directorship and committee experience; and
	• Expertise in finance, financial reporting, compliance and controls and global businesses.

	Mr. Clare is 46 years old.

Philip A. Odeen (Class I)	Mr. Odeen has served as the Chairman of the board of directors and Lead Independent Director of AES Corporation since 2009, and as a director of AES since 2003. Mr. Odeen has served as the Chairman of the board of Convergys Corporation since 2008, and as a director of Convergys Corp. since 2000, QinetiQ North America, Inc., since 2006, and ASC Signal Corporation, since 2009. From 2006 to 2007, Mr. Odeen served as Chairman of the board of Avaya. He served as Chairman of the board of Reynolds and Reynolds Company from 2006 to 2007 and was a director of Northrop Grumman from 2003 to 2008. Mr. Odeen retired as Chairman/CEO of TRW Inc. in December 2002. Mr. Odeen has provided leadership and guidance to our Board as a result of his varied global business, governmental and non-profit and charitable organizational experience of over 40 years. Specific qualifications, experience, skills and expertise include:	2008

	• Operating and risk management experience, relevant to the oversight of operational risk management;
	• Core business skills, including financial and strategic planning;
	• Understanding of government contracting;
	• Expertise in executive compensation and corporate governance; and
	• Public company directorship and committee experience.

	Mr. Odeen is 75 years old.

The Board of Directors recommends a vote FOR
all of the Class I nominees.

Continuing Directors

The five directors whose terms will continue after the annual meeting and will expire at the 2012 annual meeting (Class II) or the 2013 annual meeting (Class III) are listed below.

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Samuel R. Strickland (Class II)	Mr. Strickland is an Executive Vice President of our company and our Chief Financial and Administrative Officer. He has served as our Chief Administrative Officer since 1999 and Chief Financial Officer since 2008. He joined our company in 1995, and became an Executive Vice President in 2004. Externally, Mr. Strickland has served on the Board of Trustees at the George Mason University Foundation and Inova Health Services, and was a long-time board member and Chairman of the Board of Trustees of Capital Hospice. Specific qualifications, experience, skills and expertise include:	2008

	• Finance, financial reporting, compliance and controls expertise;
	• Understanding of government contracting; and
	• Core business skills, including financial and strategic planning.

	Mr. Strickland is 60 years old.

Ian Fujiyama (Class II)	Mr. Fujiyama is a Managing Director of The Carlyle Group, a private equity firm, which he joined in 1997. Beginning in 1999, Mr. Fujiyama spent two years in Hong Kong and Seoul working in Carlyle’s Asia buyout fund, Carlyle Asia Partners. He currently serves on the board of directors of ARINC, since 2007. Specific qualifications, experience, skills and expertise include:	2008

	• Operating experience;
	• Understanding of government contracting;
	• Core business skills, including financial and strategic planning; and
	• Expertise in finance, financial reporting, compliance and controls and global businesses.

	Mr. Fujiyama is 38 years old.

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Mark Gaumond (Class II)	Mr. Gaumond has more than 35 years of experience working with senior management and audit committees of public and privately-held companies. He held senior positions with Ernst & Young LLP from 2002 to 2010, retiring from the firm as Senior Vice Chair for the Americas, and previously was a partner with a 27-year career at Arthur Andersen LLP. Mr. Gaumond has an AB degree from Georgetown University and an MBA from New York University. He is a certified public accountant in California and New York. He currently serves as a director of Rayonier, Inc., the Fishers Island Development Corporation and the Walsh Park Benevolent Corporation, and is a trustee of The California Academy of Sciences. Specific qualifications, experience, skills and expertise include:	2011

	• Finance, financial reporting, compliance and controls expertise;
	• Core business skills, including financial and strategic planning; and
	• Public company audit committee experience.

	Mr. Gaumond is 60 years old.

Allan M. Holt (Class III)	Mr. Holt, a Partner and Managing Director of The Carlyle Group, is currently the Co-Head of the U.S. Buyout group focusing on opportunities in the Aerospace/Defense/Government Services, Consumer, Healthcare, Industrial & Transportation, Technology and Telecom/Media sectors. Mr. Holt is a graduate of Rutgers University and received his M.B.A. from the University of California, Berkeley. He serves on the boards of directors of Fairchild Imaging, Inc., since 2001, HCR Manor Care, Inc., since 2009, HD Supply, Inc., since 2007, NBTY, Inc., since 2010, and SS&C Technologies, Inc., since 2005, as well as on the nonprofit boards of directors of The Barker Foundation Endowment Fund, The Hillside Foundation, Inc., The National Children’s Museum and The Smithsonian National Air and Space Museum. Specific qualifications, experience, skills and expertise include:	2010

	• Operating experience;
	• Understanding of government contracting;
	• Core business skills, including financial and strategic planning; and
	• Experience in finance, financial reporting, compliance and controls and global businesses.

	Mr. Holt is 59 years old.

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Charles O. Rossotti (Class III)	Mr. Rossotti has served as a Senior Advisor to The Carlyle Group since June 2003. Prior to this position, Mr. Rossotti served as the Commissioner of Internal Revenue of the Internal Revenue Service from 1997 to 2002. Mr. Rossotti co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer and Chairman of the Board until 1997. Mr. Rossotti currently serves as a director for Primatics Financial, since 2011, Qurom Mgmt. Solutions, since 2010, Bank of America Corporation, since 2009, Apollo Global since 2006, and The AES Corporation, since 2003. Mr. Rossotti formerly served as a director of Merrill Lynch & Co., Inc., from 2004 to 2008. Specific qualifications, experience, skills and expertise include:	2008

	• Operating and risk management experience, relevant to the oversight of operational risk management;
	• Core business skills, including financial and strategic planning;
	• Understanding of government contracting;
	• Expertise in finance, financial reporting, compliance and controls and global businesses; and
	• Public company directorship and audit committee experience.

	Mr. Rossotti is 70 years old.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF
DIRECTORS AND ITS COMMITTEES

Corporate Governance

The Board of Directors has adopted a set of Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.boozallen.com. This website also includes the Company’s Code of Business Ethics and Conduct and Code of Ethics for Senior Financial Officers, each of which was adopted by the Board and each of which may be accessed without charge. The Code of Business Ethics and Conduct is the Company’s code-of-ethics document applicable to our directors, Chief Executive Officer, Chief Financial Officer, Controller and all other executives and employees. The Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and any other persons performing similar functions.

Leadership Structure

As noted in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. Dr. Shrader currently serves as both our Chairman and Chief Executive Officer.

Risk Oversight

The Board of Directors oversees the risk management of the Company. Management identifies the enterprise risks that the Company must mitigate and/or manage. The risks and the effectiveness of the mitigation processes are periodically discussed with the Board. Moreover, the Board has implemented processes to monitor and assess the effectiveness of the Company’s enterprise risk mitigation and management processes. In addition, management regularly reports to the Audit Committee about compliance with the Company’s Code of Business Ethics and Conduct and policies and procedures. The Audit Committee is responsible for reviewing and discussing with management the Company’s guidelines and policies with respect to maintaining effective internal controls over its financial reporting systems. The Nominating and Corporate Governance Committee is responsible for evaluating risks associated with governance issues, and the Compensation Committee is responsible for evaluating risks related to the Company’s compensation policies and succession plans and policies.

Board Independence

As a controlled company, as that term is defined under the rules of the New York Stock Exchange, we are not required to have a majority of independent directors. The Board of Directors has determined that Messrs. Odeen and Gaumond are independent under the independence criteria for directors established by the New York Stock Exchange, Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act, and the independence criteria adopted by the Board of Directors. The independence criteria adopted by the Board are set forth in the Company’s Corporate Governance Guidelines.

Selection of Nominees for Election to the Board

The Nominating and Corporate Governance Committee recommends to the Board appropriate criteria for the selection of new directors based on the strategic needs of the Company and the Board, and periodically reviews the criteria adopted by the Board and, if deemed desirable, recommends to the Board changes to such criteria. The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Board does not have a formal policy with respect to diversity and inclusion; however, it affirms the value placed on diversity within the Company. Diversity is one of many factors the Nominating and Corporate Governance Committee considers when recommending director nominees to the Board. The Committee defines diversity in an expansive way to be reflective of the diversity of the Company and representative of the clients it serves. Exceptional candidates who do not meet all of these criteria may still be considered. The Board seeks members that have experience in positions with a high degree of responsibility, are, or have been, leaders in the companies or institutions with which they are, or were, affiliated, and are selected based upon the contributions they can make to the Company.

Board Meetings

During fiscal 2011, the Board of Directors met three times. Each of our directors attended 75% or more of the aggregate total number of meetings of the Board held during the period in which he was a director and the total number of meetings held by all Board committees on which he served during the period that he served.

Communications with the Board

Stockholders who wish to contact our Board may send written correspondence, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, resumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

Board Committees

Our Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website, www.boozallen.com. The following is a brief description of our committees.

The Executive Committee

Our Executive Committee is responsible, among its other duties and responsibilities, for assisting our Board in fulfilling its responsibilities. Our Executive Committee is responsible for approving certain corporate actions and transactions, including acquisitions of assets other than in the ordinary course of business and outside hires of Executive Vice Presidents and certain Senior Vice Presidents or the termination of such employees. The members of our Executive Committee are Dr. Shrader (Chairman) and Messrs. Clare and Fujiyama. The Executive Committee did not meet during fiscal 2011.

The Audit Committee

Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

The members of our Audit Committee are Messrs. Rossotti (Chairman), Odeen and Gaumond. Our Audit Committee currently consists of two independent directors, Messrs. Odeen and Gaumond. Mr. Rossotti is not an independent director. Rule 10A-3 of the Exchange Act requires us to have all independent audit committee members (within the meaning of Rule 10A-3) within one year of November 16, 2010, the date of the effectiveness of our Form S-1 registration statement relating to our initial public offering of our Class A common stock. We intend to comply with these independence requirements within the appropriate time period.

The Board has determined that each member of our Audit Committee is financially literate and has determined that Mr. Odeen is an “audit committee financial expert” as such term is defined under Item 407(d)(5) of Regulation S-K promulgated under the Securities Act. Messrs. Rossotti and Gaumond currently serve on the audit committee of three and two public companies (including us), respectively. In accordance with our Audit Committee Charter, these obligations have been disclosed to the Board. The Board has determined that serving on such additional audit committees does not impair the ability of Messrs. Rossotti and Gaumond to effectively serve on our Audit Committee.

The Audit Committee met six times during fiscal 2011.

The Compensation Committee

Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executives and directors of our company and its subsidiaries (including the Chief Executive Officer), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our company and its subsidiaries. Our Compensation Committee also periodically reviews management development and succession plans.

The members of our Compensation Committee are Messrs. Odeen (Chairman), Clare and Fujiyama. Mr. Odeen is an independent director. Messrs. Clare and Fujiyama are not independent directors. As a controlled company, as that term is defined under the rules of the New York Stock Exchange, we are not required to have an independent Compensation Committee. The Compensation Committee charter requires that, at least two members of the Compensation Committee must satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. All of the members of our Compensation Committee currently satisfy these requirements.

The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, provided that the subcommittees are composed entirely of directors satisfying the independence standards then applicable to the Compensation Committee generally.

The Compensation Committee has not engaged a compensation consultant; however, the Compensation Committee is briefed by management who consults with William M. Mercer, Inc., which provides executive compensation design, best practice data and assists us in determining market competitive positioning. During fiscal 2011, Mercer provided data analyses, market assessments regarding director compensation and named executive officer compensation, analysis of benefit/perquisite prevalency, counsel regarding new proxy disclosure and say-on-pay regulations and preparation of related reports.

Each of our executive officers, who collectively comprise our Leadership Team, participates in the discussion and consideration of compensation to be awarded to all executives. See “Executive Compensation.” The Board of Directors, rather than the Compensation Committee, approves equity grants for purposes of Rule 16b-3 of the Exchange Act.

The Compensation Committee met two times during fiscal 2011.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board for election to our Board (including candidates proposed by stockholders), reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, and overseeing Board and Board committee evaluations.

The members of our Nominating and Corporate Governance Committee are Dr. Shrader (Chairman) and Messrs. Clare and Fujiyama. Dr. Shrader and Messrs. Clare and Fujiyama are not independent directors. As a controlled company, as that term is defined under the rules of the New York Stock Exchange, we are not required to have an independent Nominating and Corporate Governance Committee.

Under the terms of an amended and restated stockholders agreement to which Booz Allen Holding, Explorer Coinvest LLC (an entity controlled by Carlyle), certain members of the management of Booz Allen Holding and certain other stockholders of Booz Allen Holding are party, subject to certain conditions and restrictions, at least a majority of the nominees for election to our Board are to be designated by Carlyle and at least two members of the Board must be full-time employees of Booz Allen Hamilton and are to be designated by Booz Allen Holding’s Chief Executive Officer. Under the terms of the amended and restated stockholders agreement, Carlyle and our executive officers will be required to vote the voting shares over which they have voting control in favor of Carlyle’s and the Chief Executive Officer’s designees. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Stockholders Agreement.” Messrs. Clare and Odeen have been designated for election by Carlyle. Dr. Shrader is our Chief Executive Officer.

Except as described above, there is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director designated by Carlyle or our Chief Executive Officer or recommended by a stockholder.

During fiscal 2011, management engaged Korn/Ferry International, an executive search firm, to assist it in identifying and evaluating nominees for director. Mr. Gaumond became a director of the Company as a result of this identification and evaluation process. We anticipate using Korn/Kerry International in the future to assist in identifying and evaluating nominees for director.

The Nominating and Corporate Governance Committee did not meet during fiscal 2011.

Director Compensation

Directors who are employed by us or by Carlyle do not receive any additional compensation for their services as a director. For fiscal 2011, our non-employee directors were each entitled to receive $100,000 (pro-rated for partial-year service). Accordingly, for their services on our Board in fiscal 2011, Philip A. Odeen and Charles O. Rossotti were paid $100,000 per annum, and Mark Gaumond received a pro-rated payment of $14,520 for service from February 1 through March 31, 2011. The directors may elect to receive payment in cash or restricted shares of our Class A common stock. Messrs. Odeen and Rossotti were also afforded the opportunity to purchase shares of our Class A common stock at fair market value in May 2010. Mr. Rossotti purchased 39,050 shares of our Class A common stock in May 2010.

Our Board has adopted a new compensation policy for directors who are not also employees of our Company or Carlyle, that will be effective for fiscal 2012, in order to more closely align their compensation with the compensation of directors of similarly situated public companies and to attract highly qualified candidates to serve on our Board. Non-employee directors will receive an annual cash retainer of $100,000 and an annual equity award with a fair market value equal to $50,000. In addition, the chair of our Audit Committee will receive an additional annual payment of $20,000 in cash, and the chair of our Compensation Committee will receive an additional annual payment of $10,000 in cash. Directors may elect to receive all or a portion of their cash compensation in the form of restricted stock, which will be granted under our Equity Incentive Plan. Our directors will not receive additional fees for attending Board or committee meetings.

The amount paid to Messrs. Odeen, Rossotti and Gaumond for their service on our Board in fiscal 2011 is reflected in the table below.

Director Compensation Table

	Fees Earned or	Option	Stock
	Paid in Cash	Awards	Awards	Other	Total
Name and Principal Position	($)	($)(5)	($)(1)	($)	($)

Philip A. Odeen	$100,000(2)	—	60 (2)	—	100,060
Charles O. Rossotti	$100,000(3)	—	119 (3)	—	100,119
Mark E. Gaumond	$14,520(4)	—		—	14,520

(1)	This column represents the grant date fair value of the stock awards granted to our directors in fiscal 2011. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 17 to our financial statements for the fiscal year ended March 31, 2011, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the director.

(2)	Mr. Odeen elected to receive half of his compensation in the form of restricted stock, and was granted 3,910 shares of restricted Class A common stock in lieu of $50,000 of the cash payment. The shares of restricted stock awarded for services performed in fiscal 2011 vested in equal installments on September 30, 2010 and March 31, 2011. The grant date fair market value of the shares was $50,060, based on the $12.803 value of our stock on the April 28, 2010 grant date.

(3)	Mr. Rossotti elected to receive his entire compensation in the form of restricted stock, and was granted 7,820 shares of restricted Class A common stock in lieu of the cash payment. The shares of restricted stock awarded for services performed in fiscal 2011 vested in equal installments on September 30, 2010 and March 31, 2011. The grant date fair market value of the shares was $100,119, based on the $12.803 value of our stock on the April 28, 2010 grant date.

(4)	Represents pro-rata payment of the $100,000 annual cash retainer for Mr. Gaumond’s service on the Board from February 1, 2011 through March 31, 2011.

(5)	The following table sets forth, by grant date, the aggregate number of stock awards outstanding at the end of fiscal 2011.

Option Awards for Service as a Director

	Number of	Number of	Option Awards
	Securities	Securities	Equity Incentive Plan
	Underlying	Underlying	Awards:Number of
	Unexercised	Unexercised	Securities Underlying	Option	Option
	Options	Options	Unexercised Unearned	Exercise	Expiration
Name	Exercisable	Unexercisable	Options	Price ($)	Date
Philip A. Odeen	1,990	2,670(a)	3,471(b)	6.08	05/07/2019
			1,869(c)	6.08	05/07/2019
Charles O. Rossotti	1,990	2,670(a)	3,471(b)	6.08	05/07/2019
			1,869(c)	6.08	05/07/2019
Mark E. Gaumond	—	—	—	—	—

(a)	The options vest and become exercisable, subject to the continued service of the director, ratably on June 30, 2011, 2012, 2013 and 2014. All service-vesting options fully vest and become exercisable immediately prior to the effective date of certain change in control events.

(b)	The options vest and become exercisable, subject to the continued service of the director, ratably on June 30, 2011, 2012, 2013 and 2014 based on achievement of EBITDA performance goals, with the ability to “catch up” on missed goals if (x) the missed performance goal was at least 90% of target level and (y) cumulative EBITDA performance reaches the target cumulative levels during the five-year vesting period. In addition, any unvested performance options at the time of a change in control event vest immediately prior to the effective date of the event if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of their invested capital.

(c)	The options vest and become exercisable, subject to the continued service of the director, ratably on June 30, 2011, 2012, 2013 and 2014 based on achievement of cumulative cash flow performance goals, with the ability to “catch up” on missed goals if cumulative achievement reaches the target cumulative levels during the five-year vesting period. In addition, any unvested performance options at the time of a change in control event vest immediately prior to the effective date of event if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of their invested capital.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The current members of our Compensation Committee are Messrs. Odeen (Chairman), Clare and Fujiyama. Dr. Shrader, our Chief Executive Officer and a stockholder, stepped down from our Compensation Committee prior to the completion of our initial public offering of our Class A common stock. As a stockholder, Dr. Shrader is a party to the amended and restated stockholders agreement with Booz Allen Holding and other stockholders. Our company also employs two of Dr. Shrader’s children and pays a company controlled by Dr. Shrader for use of an aircraft. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Other Relationships.” Messrs. Clare and Fujiyama are employed by The Carlyle Group, an affiliate of Explorer Coinvest LLC, or Coinvest. Coinvest is a party to a stockholders agreement with Booz Allen Holding and other stockholders. Coinvest and The Carlyle Group are affiliates of TC Group V US, L.L.C., which is party to a management agreement with Booz Allen Holding and Booz Allen Hamilton pursuant to which TC Group V US, L.L.C. provides Booz Allen Holding and its subsidiaries, including Booz Allen Hamilton, with advisory, consulting and other services for a fee. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Stockholders Agreement,” and “— The Management Agreement.” No member of our Compensation Committee serves as a member of the board or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information as of June 21, 2011 regarding the beneficial ownership of our common stock by:

•	each person, or group of persons, who is known to beneficially own more than 5% of any class of our common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.

The percentages shown are based on 123,442,195, 3,017,791, 1,900,630 and 12,348,860 shares of Class A, Class B, Class C and Class E common stock outstanding as of June 21, 2011. The rights of the holders of Class A common stock, Class C restricted common stock and Class E special voting common stock are identical, except with respect to dividend and other distributions, vesting and conversion. Class A common stock, Class C restricted common stock and Class E special voting common stock are entitled to one vote per share on all matters voted on by our stockholders. The Class B common stock is non-voting common stock. Upon a transfer of Class B non-voting common stock and Class C restricted common stock that occurs at least 180 days following the completion of our initial public offering, we will issue shares of Class A common stock to the transferee on a one-for-one basis. Class E common stock underlies certain outstanding options. When each option is exercised, we will repurchase the underlying share of Class E common stock and issue a share of Class A common stock to the option holder.

The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Information with respect to beneficial ownership has been furnished by each director, executive officer, or beneficial owner of more than 5% of the shares of our common stock. Except as otherwise noted below, the address for each person listed on the table is c/o Booz Allen Hamilton Inc., 8283 Greensboro Drive, McLean, Virginia 22102.

				Combined
				Voting
				Power
				of Shares of
				All Classes of
				Common
				Stock
		Shares Beneficially		Beneficially
		Owned		Owned
	Class of	Number of	Percentage	Total
Name and Address	Stock	Shares	of Class	Percentage

Principal Stockholders
Explorer Coinvest LLC(1)	Class A	95,660,000	77.49%	69.47%

Shares Subject to Voting Proxy(2)	Class A	9,490,736	7.69%
	Class B	3,017,791	100.00%
	Class C	1,900,630	100.00%
	Class E	12,348,860	100.00%
	Total	26,758,017		17.24%

Executive Officers and Directors
Ralph W. Shrader	Class A(3)(4)	1,559,968	1.26%
	Class B	702,930	23.29%
	Class C	156,680	8.24%
	Class E	921,290	7.53%
	Total	3,340,868		1.91%
Samuel R. Strickland	Class A(4)(5)	434,258	*
	Class B	—	—
	Class C	106,230	5.59%
	Class E	181,970	1.49%
	Total	722,458		**
CG Appleby	Class A(4)(6)	1,529,968	1.24%
	Class B	—	—
	Class C	156,680	8.24%
	Class E	218,360	1.79%
	Total	1,905,008		1.38%
Joseph E. Garner	Class A(4)(7)	551,238	*
	Class B	—	—
	Class C	134,900	7.10%
	Class E	214,150	1.75%
	Total	900,288		**
John D. Mayer	Class A(4)(8)	277,101	*
	Class B	—	—
	Class C	61,330	3.23%
	Class E	90,990	*
	Total	429,421		**
Peter Clare(9)	Class A	—	—
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	—		—
Ian Fujiyama(9)	Class A	—	—
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	—		—
Allan M. Holt(9)	Class A	—	—
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	—		—
Philip A. Odeen	Class A(10)	19,718	*
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	19,718		**
Charles O. Rossotti	Class A(11)	72,855	*
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	72,855		**

				Combined
				Voting
				Power
				of Shares of
				All Classes of
				Common
				Stock
		Shares Beneficially		Beneficially
		Owned		Owned
	Class of	Number of	Percentage	Total
Name and Address	Stock	Shares	of Class	Percentage

Mark Gaumond	Class A	5,468	*
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	5,468		**
Executive Officers and Directors as a Group (21 Persons)(3)(4)(12)	Class A	5,726,889	4.57%
	Class B	702,930	23.29%
	Class C	694,680	36.55%
	Class E	2,680,290	22.89%
	Total	9,804,789		6.55%

*	Represents beneficial ownership of less than 1%.

**	Represents voting power of less than 1%.

(1)	Carlyle Partners V US, L.P. is the managing member of Explorer Coinvest LLC. TC Group V US, L.P. is the sole general partner of Carlyle Partners V US, L.P. TC Group V US, L.L.C. is the sole general partner of TC Group V US, L.P. TC Group Investment Holdings, L.P. is the managing member of TC Group V US, L.L.C. TCG Holdings II, L.P. is the sole general partner of TC Group Investment Holdings, L.P. DBD Investors V, L.L.C. is the sole general partner of TCG Holdings II, L.P. and, in such capacity, exercises investment discretion and control of the shares beneficially owned by Explorer Coinvest LLC. DBD Investors V, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, all of whom disclaim beneficial ownership of these shares.

(2)	Reflects shares of common stock over which Coinvest holds a voting proxy with respect to certain matters pursuant to irrevocable proxy and tag-along agreements between Carlyle and a number of other stockholders, including all of the executive officers.

(3)	Includes 203,068 shares that Dr. Shrader has the right to acquire through the exercise of options. Dr. Shrader shares investment power and voting power with his wife, Mrs. Janice W. Shrader, for 1,356,900 shares in the Ralph W. Shrader Revocable Trust. Includes 702,930 shares of Class B common stock held by the Shrader Trust FBO Bryan Shrader, Shrader Trust FBO Jeffrey Shrader and Shrader Trust FBO Mark Shrader (collectively, the “Shrader Trusts”). Dr. Shrader may be deemed to share power to direct the disposition of the 702,930 shares held by the Shrader Trusts because he has the right to substitute assets with the trusts (and thereby may be deemed to have the right to acquire shares held by the trusts), subject to the trustees’ reasonable satisfaction that the substitute assets received by the trusts are of equal value to the trust property exchanged therefor. Dr. Shrader disclaims beneficial ownership of the shares held by the Shrader Trusts.

(4)	Excludes shares of common stock owned by other parties to the amended and restated stockholders agreement of which the executive officer may be deemed to share beneficial ownership. The executive officer disclaims beneficial ownership of such excluded shares. All shares owned by the executive officer are subject to an irrevocable proxy and tag-along agreement with Carlyle.

(5)	Includes 219,218 shares that Mr. Strickland has the right to acquire through the exercise of options. Mr. Strickland has sole investment power and voting power for 215,040 shares in the Samuel Strickland Revocable Trust.

(6)	Includes 203,068 shares that Mr. Appleby has the right to acquire through the exercise of options.

(7)	Includes 116,808 shares that Mr. Garner has the right to acquire through the exercise of options.

(8)	Includes 169,591 shares that Mr. Mayer has the right to acquire through the exercise of options.

(9)	Does not include shares of common stock held by Explorer Coinvest LLC, an affiliate of Carlyle. Messrs. Clare, Fujiyama and Holt are directors of Booz Allen Holding and Managing Directors of Carlyle. Such persons disclaim beneficial ownership of the shares held by Explorer Coinvest LLC.

(10)	Includes 3,980 shares that Mr. Odeen has the right to acquire through the exercise of options.

(11)	Includes 3,980 shares that Mr. Rossotti has the right to acquire through the exercise of options.

(12)	Includes 1,994,718 shares that the directors and executive officers, in aggregate, have the right to acquire through the exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by the Company’s directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Company’s reporting persons during fiscal 2011 were filed on time with the exception of one instance: Lloyd Howell did not timely file a Form 4 with respect to reporting option exercises that occurred on November 17, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

On June 21, 2011, we adopted a related person transactions policy pursuant to which related persons, namely our executives, directors and principal stockholders, and their immediate family members, are not permitted to enter into a transaction, or materially modify or amend an ongoing transaction, with us, in which the amount involved exceeds $120,000, without the consent of our Audit Committee or any designated member of the Audit Committee. Any request for us to enter into or materially modify or amend such a transaction is required to be presented to our Audit Committee for review, consideration and approval. All of our directors, executives and employees are required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

Stockholders Agreement

In connection with the acquisition of Booz Allen Hamilton by Carlyle on July 31, 2008, Booz Allen Holding, Explorer Coinvest LLC, an entity controlled by Carlyle, certain members of the management of Booz Allen Holding and certain other stockholders of Booz Allen Holding entered into the stockholders agreement. Effective November 16, 2010, the stockholders agreement was amended and restated. While our second amended and restated bylaws do not limit the Board from increasing the number of directors, under the amended and restated stockholders agreement, the number of directors on the Board of Booz Allen Holding was set at a minimum of six directors and may be increased, by action of the Board, to not more than nine directors. The number of directors on the Board is currently set at eight. Subject to certain conditions and restrictions, at least a majority of the nominees for election to our Board are to be designated by Carlyle, through Coinvest, and at least two members of the Board must be full-time employees of Booz Allen Hamilton and are to be designated by Booz Allen Holding’s Chief Executive Officer. Under the terms of the amended and restated stockholders agreement, Carlyle and our executive officers will be required to vote the voting shares over which they have voting control in favor of Carlyle’s and the Chief Executive Officers’ designees. At such time as Carlyle, through Coinvest, ceases to own at least 40% of the economic interests in Booz Allen Holding represented by its issued and outstanding common stock, Carlyle and our executive officers will use commercially reasonable efforts to amend the Board representation provisions of the amended and restated stockholders agreement consistent with the reduced ownership position of Carlyle at that time.

Under the terms of the amended and restated stockholders agreement, Carlyle may compel each executive officer who is a party to the amended and restated stockholders agreement to sell a certain number of securities issued by Booz Allen Holding in the event that Carlyle proposes to transfer securities issued by Booz Allen Holding to a third party purchaser.

Under the amended and restated stockholders agreement, in the event of any sale of shares of Class B non-voting common stock or Class C restricted common stock pursuant to the exercise of bring-along rights by Carlyle, certain transfers following an initial public offering or pursuant to the exercise of registration rights (discussed below), such shares will be converted into shares of Class A common stock.

Carlyle has registration rights under the amended and restated stockholders agreement, with respect to 95,660,000 shares of Class A common stock that it owned as of March 31, 2011 and, in certain circumstances, other stockholders of Booz Allen Holding who are a party to the amended and restated stockholders agreement may have the right, subject to certain exceptions, to request that certain securities (including shares of Class A common stock held by such stockholders and shares of Class A common stock issuable upon exercise of options or upon conversion from Class B or Class C common stock) be registered. To the extent that Carlyle acquires shares of Class B or Class C common stock or options exercisable for shares of Class A common stock, it would have registration rights with respect to the shares of Class A common stock issuable upon conversion or exercise thereof. Booz Allen Holding has agreed to indemnify the stockholders that are a party to the amended and restated stockholders agreement and their affiliates from liabilities resulting from the registration of securities of Booz Allen Holding pursuant to the amended and restated stockholders agreement.

Booz Allen Holding has certain repurchase rights under the amended and restated stockholders agreement with respect to Class A, Class B, Class C and Class E common stock and options issued to a management stockholder under the Equity Incentive Plan for up to nine months after the occurrence of certain events specified in the amended and restated stockholders agreement. Similar repurchase rights exist for Class A, Class B, Class C and Class E common stock and options held by other stockholders of Booz Allen Holding that become an employee, consultant or independent contractor for certain competitors of Booz Allen Hamilton. As of March 31, 2011, management and other stockholders (not including Carlyle) held 11,024,835 shares of Class A common stock and all of the outstanding shares of our Class B, Class C and Class E common stock.

The amended and restated stockholders agreement includes a waiver by management stockholders of certain rights to receive payments or other benefits that would constitute a “parachute payment” made in connection with a “change in ownership or control” of a corporation, within the meaning of Section 280G of the Internal Revenue Code of 1986, or the Code, as amended, which could reasonably be expected to result in the imposition of an excise tax on the management stockholder under Section 4999 of the Code or in the loss of any income tax deductions by Booz Allen Holding or the person making such payment under Section 280G of the Code. This waiver does not apply in certain circumstances, including at such time as Booz Allen Holding has publicly traded securities and where Booz Allen Holding obtains the requisite stockholder approval of such payments or the unaffiliated directors determine the waiver should not apply.

The amended and restated stockholders agreement will terminate upon a sale or change of control of Booz Allen Holding or such time as more than 60% of its equity securities have been sold to the public.

Irrevocable Proxy and Tag-Along Agreements

In connection with the amendment and restatement of the stockholders agreement, Carlyle made a unilateral offer to each individual stockholder that was a party to the original stockholders agreement to grant such stockholder a new pro rata tag-along right on certain transfers by Carlyle to third-party purchasers. In exchange for this tag-along right, Carlyle has received an irrevocable proxy from each stockholder who entered into such agreement to vote such stockholders’ securities with respect to the election and removal of directors and to approve any company sale that has already been approved by the Board of Booz Allen Holding and the holders of a majority of our voting shares. This new tag-along right and proxy have been granted pursuant to separate irrevocable proxy and tag-along agreements entered into between Carlyle and each such individual stockholder and became effective on November 16, 2010. These arrangements will terminate at such time as Carlyle ceases to own at least 25% of the economic interests in Booz Allen Holding represented by its issued and outstanding common stock or such time as more than 60% of its equity securities have been sold to the public.

The Management Agreement

On July 31, 2008, Booz Allen Holding and Booz Allen Hamilton entered into a management agreement with TC Group V US, L.L.C., a company affiliated with Carlyle, or TC Group, pursuant to which TC Group provides Booz Allen Holding and its subsidiaries, including Booz Allen Hamilton, with advisory, consulting and other services. Booz Allen Holding pays TC Group an aggregate annual fee of $1.0 million for such services, plus expenses. Furthermore, in consideration for any additional investment banking services provided by TC Group and other services other than advisory and consulting services described above, TC Group is entitled to receive additional reasonable compensation as agreed by the parties.

The management agreement also provides that Booz Allen Hamilton will indemnify the TC Group and its officers, employees, agents, representatives, members and affiliates against certain liabilities relating to or arising out of the performance of the management agreement and certain other claims and liabilities. In connection with our initial public offering of our Class A common stock, we entered into indemnification agreements with each person who at that time was a member of our Board and our executive officers and have since entered into an indemnification agreement with Mr. Gaumond and three new executive officers. The indemnification agreements provide the directors and our executive officers with contractual rights to the indemnification and expense advancement rights provided under our second amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

We believe that the management and indemnification agreements are, in form and substance, substantially similar to those commonly entered into in transactions of like size and complexity sponsored by private equity firms. We further believe that the fees incurred by us under the management agreement are customary and within the range charged by similarly situated sponsors. In addition, from time to time and in the ordinary course of business and at arms-length, we engage other Carlyle portfolio companies as subcontractors or service providers and they engage us as subcontractors or service providers. The cost and revenue associated with these related party transactions were $5.3 million and $6.3 million, respectively, for fiscal 2011.

The Acquisition

In connection with the acquisition of Booz Allen Hamilton by Carlyle, our current and former executive officers (or their related family trusts) received a combination of current and deferred cash consideration as well as stock and options in Booz Allen Holding. Of the overall cash consideration, $158.0 million was structured as an interest in the deferred payment obligation and $90.0 million was deposited into escrow to fund certain purchase price adjustments, future indemnification claims under the merger agreement and for certain other adjustments. The remainder of the cash consideration was paid on the closing date as part of the acquisition. The current and former executive officers (or their related family trusts) receive their pro rata share of any payments of the deferred payment obligation and any releases of funds held in escrow to selling stockholders.

As of March 31, 2011, there was approximately $90.9 million of the deferred payment obligation outstanding, which includes accrued interest of $10.9 million, with approximately $52.7 million of indemnified pre-acquisition claims outstanding against the deferred payment obligation that may offset the future amount paid back to selling stockholders should such claims settle unfavorably. The ultimate value of our current and former executive officers’ (or their related family trusts’) interests in the deferred payment obligation will not be known until all such claims are resolved.

Other Relationships

Jeffrey M. Shrader and Bryan E. Shrader, senior associates at the Company, are sons of Dr. Ralph Shrader, our Chairman of the Board, President and Chief Executive Officer. Jeffrey Shrader earned a base salary and bonus of $193,700 and retirement contributions of $13,663 in fiscal 2011. Bryan Shrader earned a base salary and bonus of $224,205 and retirement contributions of $25,227 in fiscal 2011. They also participate in the Company’s other benefit programs on the same basis as other employees at the same level. They continue to be employed by us during fiscal 2012 under similar terms.

Cameron A. Mayer, a senior associate at the Company, is the son of Mr. John Mayer, an Executive Vice President of the Company. He earned a base salary and bonus of $210,420 and retirement contributions of $26,085 in fiscal 2011. Mr. Mayer also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Mayer continues to be employed by us during fiscal 2012 under similar terms.

Alberto L. Iannitto, an associate at the Company, is the brother-in-law of Mr. Joseph Logue, an Executive Vice President of the Company. He earned a base salary and bonus of $128,985 and retirement contributions of $12,089 in fiscal 2011. Mr. Iannitto also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Iannitto continues to be employed by us during fiscal 2012 under similar terms.

Gail S. Harman, an executive assistant at the Company, is the sister of Mr. Samuel Strickland, our Chief Financial and Administrative Officer and an Executive Vice President of the Company. She earned a base salary of $109,798 and retirement contributions of $13,010 in fiscal 2011. Ms. Harman also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Ms. Harman continues to be employed by us during fiscal 2012 under similar terms.

During fiscal 2011, we recorded expenses of $589,616 for the hiring and use of an aircraft solely for business purposes by a company of which our Chairman of the Board, President and Chief Executive Officer, Dr. Shrader, is the sole owner. The payments we made to the affiliate of Dr. Shrader for such use were based on the market rate charged to third parties for use of the aircraft. In addition, we recorded expenses of $27,328 in fiscal 2011 for technical consulting services incurred by such affiliate in connection with the operation of the aircraft and paid by the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal 2011 (as set forth in the Summary Compensation Table below) should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

Named Executive Officers

Our named executive officers for fiscal 2011 are: Ralph W. Shrader, our President and Chief Executive Officer, Samuel R. Strickland, our Chief Financial and Administrative Officer, and three of our Executive Vice Presidents, CG Appleby, Joseph E. Garner, and John D. Mayer. Mr. Garner retired from the Company as of March 31, 2011. In addition, Mr. Appleby is planning to retire from the Company as of July 31, 2011.

Executive Compensation Philosophy and Objectives

Our executive compensation program is based on the core belief that transparency and collaboration increase overall performance, and that executive impact must be measured over both a short- and long-term horizon in order to maximize stockholder value creation. Although we are a corporation, we operate with a partnership-style culture and compensation system that fosters internal collaboration. Our executive compensation structure, which is applicable to our named executive officers, is centered around a transparent compensation system, a single profit center and firm-wide bonus pool. As further described below, each of our executives, which we define to include our Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents, is assigned to one of six cohort levels (plus a separate and distinct level for our Chief Executive Officer), and all executives within each level receive the same compensation. This distinctive system fosters internal collaboration, which allows us to better compete externally and motivate our executives to act in the best interest of the firm through an emphasis on client service and by encouraging the rapid and efficient allocation of our people across markets, clients and opportunities.

Utilizing this philosophy, our executive compensation program has been designed to:

▪	attract, motivate and retain executives of outstanding ability to meet and exceed the demands of our clients;

▪	focus management on optimizing stockholder value and fostering an ownership culture;

▪	create appropriate rewards for outstanding performance and penalties for under-performance; and

▪	provide competitive rewards that foster collaboration by rewarding executives for their contribution to our overall performance and financial success while determining and allocating incentives based on our performance as a whole in recognition of the spirit and culture of collaboration that has defined us throughout our history.

Setting Executive Compensation

Our Compensation Committee is responsible for evaluating the compensation levels of our executives, including our named executive officers. The committee takes into consideration, based upon their collective experience and reasoned business judgment, labor market data and recommendations from management. Management’s recommendations are based on an extensive, 360-degree assessment process of our executives. All executives within one of our six executive compensation levels (more fully described below) receive the same compensation, which is based on overall firm performance. Sustained individual performance is rewarded through accelerated progression through the levels. Our Chief Executive Officer is in a separate level from other executives and receives 10% more than the executives in the next highest level, recognizing his unique role.

Our Compensation Committee has the goal of structuring a compensation program that allows us to attract and retain top tier talent and provides significant incentives for exceeding our performance targets, while also providing significant penalties for underperformance. Prior to our initial public offering, our compensation program focused on cash compensation and was based on annual financial performance. During fiscal 2011, our compensation program was redesigned to provide a greater proportion of equity-based incentives that vest over a longer term to better align our executives with the interests of our stockholders.

We use relevant quantitative and qualitative measures to set compensation for the fiscal year based on overall performance objectives and broad market parameters. Currently, our management obtains market analysis and executive compensation survey data from nationally recognized survey providers, including Towers Perrin Executive Survey, Mercer Executive Survey, CHiPS Executive and Senior Management Total Compensation Survey, and Watson Wyatt Top Management Survey. We segment these surveys based on company revenue and government contracting and professional services industries. We do not use survey data to set compensation; instead, we use it to confirm that our compensation is within a competitive range. In addition, our management consults with William M. Mercer, Inc., which provides executive compensation design and best practice data and assists us in determining market competitive positioning.

Our Chief Executive Officer participates in Compensation Committee meetings and makes recommendations to our Compensation Committee with respect to the setting of performance targets for our executives.

Adoption of Annual Incentive Plan

In connection with our initial public offering in fiscal 2011, our Board adopted a new annual incentive compensation plan because it believes that the new plan more appropriately aligns our compensation programs with those of similarly situated public companies. In addition, in fiscal 2011, the Compensation Committee determined that, beginning on October 1, 2010, a portion of annual incentive compensation will be delivered in the form of restricted stock. The amount of the annual incentive payment will be calculated in the same fashion as it previously was under the annual performance bonus program (described below) with the only change being that a portion of the bonus is to be paid in the form of restricted stock with a value equal to 120% of the cash portion that it replaces. The restricted stock, to be issued under our Equity Incentive Plan, vests ratably over the three years following grant.

Executive Ownership Guidelines

Upon completion of our initial public offering, we established equity ownership guidelines for our executives to further align their interests to those of our stockholders. Each of our named executive officers has five years from the date he or she becomes an executive (or October 1, 2010, if later) to achieve equity ownership with a value equivalent to the amount set forth in the following table:

Named Executive Officers:	Ownership Guideline:
Chief Executive Officer	5x base salary
Other Named Executive Officers	3x base salary

In calculating an executive’s ownership, vested stock options issued under the Equity Incentive Plan, all stock options under the Officers’ Rollover Stock Plan and vested and unvested restricted stock will be considered owned by the executive. We determined these ownership levels based on market and good governance practices.

Elements of Compensation

Our executive compensation consists of the following components, which are designed to provide a mix of fixed and at-risk compensation that is heavily tied to the achievement of our short and long term financial goals and designed to promote a long-term career with our company:

▪	base salary, designed to reflect the requirements of the marketplace in order to attract and keep our executive talent;

▪	annual incentive program, a performance based award, designed to reward our executives when targeted operational and financial business results are achieved with 55% of the award delivered in cash and the remaining 45% of the award delivered in restricted stock in order to provide a strong linkage to long term performance;

▪	long-term equity incentive plans, designed to reward our executives for growing our company over the long term and aligning our executives’ interests with our stockholders, which includes stock option grants upon hire or promotion and performance based restricted stock awards as described above through the annual incentive program;

▪	retirement benefits, designed to build financial security for our executives and promote a long-term career with our company, including a defined contribution 401(k) plan, company contributions to the defined contribution 401(k) plan and annual cash payments to supplement the contribution in cases where the IRS retirement contribution limits are reached, a lump-sum retirement payment and employer-paid retiree healthcare; and

▪	executive benefits, including enhanced health and welfare benefits, financial counseling and club memberships.

A detailed description of these components is provided below.

A substantial amount of each executive’s total annual compensation opportunity is at-risk and is directly tied to our annual financial performance. Our Chief Executive Officer and each of the other named executive officers’ target annual compensation mix is approximately 51% salary and approximately 49% tied to our performance. The 49%, which is at risk, is delivered in a mix of cash and restricted stock as described above. Our named executive officers also hold options that vest based on achievement of company performance goals, as well as significant other long-term equity-incentive awards.

Cash Compensation.  As discussed above, our compensation program is structured to drive company-wide performance by encouraging internal collaboration and client service through the fluid application of resources to where they can add the most value. Key to this program is a cohort structure under which all executives are assigned to one of six levels plus a separate and distinct level for our Chief Executive Officer.

Cash compensation is structured in a point system. Each level is assigned a standard number of points per executive with all executives within the level assigned the same number of points. The number of points assigned to each executive in each level remains constant from year to year; however, the planned monetary value of each point is evaluated annually based on a number of factors discussed below. The dollar value of each point is the same across all cohort levels. Executives progress upward through the levels based on their competencies and performance over time.

The Chief Executive Officer, Chief Personnel Officer, Chief Financial Officer and Chief Operating Officer together determine what they believe is an appropriate level of cash compensation within each level by reviewing historical compensation levels and adjusting those levels to reflect factors such as projected profitability for the coming fiscal year compared to the current fiscal year. The result is then compared to market survey data as a check to confirm that the compensation within each level is within a competitive range and to ensure that cash compensation opportunities for each level allow us to attract and retain key talent. Their recommendation is then reviewed and approved by our Leadership Team, whose membership is comprised of all of our executive officers. The result is the recommendation of a per point value that is multiplied by the number of points assigned to each executive to determine a planned annual cash compensation. Although the monetary point value is reviewed annually, changes do not ordinarily occur every year. A portion of the cash compensation is designated as base salary and is paid monthly. The remaining portion of the cash compensation is designated as an incentive bonus, which is paid annually based on achievement of company performance targets with upward or downward adjustments for exceeding or falling below the targets. Our Compensation Committee reviews the recommendation from management as well as the market information provided and approves a monetary value for each point and, therefore, the base salary and total cash compensation for each executive assuming firm targets are achieved. For fiscal 2011, the target monetary value per point, which includes a target bonus amount, was increased across all levels by approximately 3% over the prior fiscal year to recognize the greater difficulty in reaching our growth targets in light of the economic environment. The increase was allocated to the incentive bonus opportunity rather than base salary to further support our performance-driven compensation focus. Because of this focus, base salary levels within each level have not increased in several years and did not increase for fiscal 2011.

As discussed above, our Chief Executive Officer, Dr. Shrader, is in a distinct level and receives 10% higher cash compensation than the executives in the next highest level due to his unique responsibilities. Messrs. Appleby, Garner, and Strickland are in our highest level (excluding the level for our Chief Executive Officer) because of their level of experience, performance over time, and their ability to impact financial performance and our business operations. Mr. Strickland was promoted to the highest level (excluding our Chief Executive Officer) effective April 1, 2010 because of his level of experience, performance over time and impact on our financial operations. As a result, Messrs. Appleby, Garner and Strickland received the same level of cash compensation and restricted stock for fiscal 2011. Mr. Mayer was promoted to the second highest level (excluding the level for our Chief Executive Officer) effective April 1, 2010 because of his level of experience, performance over time and impact on our institution and, accordingly, received the same level of cash compensation and restricted stock for fiscal 2011 as the other executives in his level.

For fiscal 2011, each of our named executive officers earned the base salary set forth in the “Salary” column of the Summary Compensation Table. Base salary levels within each level will remain the same for fiscal 2012. Mr. Strickland’s salary for fiscal 2011 increased over his fiscal 2010 salary as a result of his promotion to align his salary with that of his new cohort level. Mr. Mayer’s salary for fiscal 2011 also increased over his salary for the prior fiscal year as a result of his promotion.

The annual incentive portion of our executives’ cash compensation is provided through our annual bonus program. The bonus portion of the total cash compensation as discussed above creates an aggregate bonus pool for the year. The bonus pool is established by multiplying the bonus portion of the point value times the aggregate number of points (reduced for fringe and other charges). Annual incentive bonuses are paid as a result of meeting the target “Bonus EBITDA,” which is defined as our consolidated earnings before subtracting interest, taxes, depreciation, amortization, stock-option based and other equity-based compensation expenses, management, transaction and similar fees paid to the principal stockholders or their affiliates, as reflected on our audited consolidated financial statements for such fiscal year, and adjusting for certain extraordinary and non-recurring items as determined by the Compensation Committee. Bonus EBITDA is calculated to eliminate the impact of the stock-option based and other equity-based compensation for our executives, above target annual incentive payments as well as management fees paid to an affiliate of Carlyle and accounting adjustments and other transaction expenses associated with the Carlyle acquisition of Booz Allen Hamilton. We base annual bonuses on Bonus EBITDA because it is a direct reflection of the cash flow and operating profitability of our business and it represents the element of our performance that executives can most directly impact.

Upon availability of our year end operating results, our Compensation Committee reviews the Bonus EBITDA and, in its sole discretion, approves any adjustments to the plan bonus pool. Adjustments are based on performance against target Bonus EBITDA.

The target bonus value was set at the beginning of the year and is based on achievement of target Bonus EBITDA results. To incentivize our executives to exceed target Bonus EBITDA levels and thereby increase long-term company value, if Bonus EBITDA results exceed target, a portion of the dollars above target will be added to the pool available for executive compensation. For fiscal 2011, for the period from April 1, 2010 through September 30, 2010, half of the dollars above target were added to the pool available for executive compensation. For the period beginning on October 1, 2010 through March 31, 2011, one-third of the dollars above target were added to the pool available for executive compensation. In future years, one-third of the dollars above target will be added to the pool and one-third of the dollars below target will be subtracted from the pool available for executive compensation. In each case, the additions or subtractions are subject to the positive or negative adjustment of our Compensation Committee to take into consideration the impact of any extraordinary and non-recurring items and other factors. The additional and discretionary adjustments allow the Compensation Committee to limit increases in the bonus pool to factors over which the executives have control and that result in long-term value for our company including increasing the bonus pool by a smaller percentage for increases in Bonus EBITDA due to indirect cost savings above budget. Following any adjustment for extraordinary and nonrecurring items and other factors, the bonus pool is further reduced to account for the additional fringe benefit costs incurred as a result of the additional bonus payment to our executives. The final bonus pool as approved by our Compensation Committee is distributed to our executives on a consistent per point basis. Our Compensation Committee has the discretion to determine the actual payments to our executives, subject to achievement of the performance measures.

For fiscal 2011 the target Bonus EBITDA was $415.4 million and actual results were $457.7 million. The calculation of Bonus EBITDA for fiscal 2011 is as follows:

EBITDA	$400,047
Compensation Adjustments(1)	56,543
Other Adjustments(2)	1,133

Bonus EBITDA	457,723
Bonus EBITDA Target	415,400

(1)	Reflects adjustments for stock-option based and other equity-based compensation expenses for our executives as well as the payment of annual incentive bonuses in excess of target.

(2)	Principally reflects adjustments for management fees, transaction costs and other accounting adjustments associated with the Carlyle acquisition of Booz Allen Hamilton.

As shown above, for fiscal 2011, actual Bonus EBITDA exceeded target Bonus EBITDA by $42.3 million. Accordingly, our Compensation Committee approved the payment of an initial bonus at the target level and an increase to the bonus pool of approximately $16.3 million representing 50% of the excess of actual Bonus EBITDA over target Bonus EBITDA for periods through September 30, 2010 and 33% of the excess of actual Bonus EBITDA over target Bonus EBITDA for period beginning on October 1, 2010 reduced, in each case, as provided in the preceding paragraph including the adjustment for indirect cost savings above budget. The $16.3 million increase to the bonus pool was further reduced by $0.4 million to account for the additional fringe benefit costs. Beginning with fiscal 2011, the bonus pool is delivered in a combination of cash and equity (as more fully described below). As with base salary, each executive within the same level received the same bonus amount. Accordingly, consistent with the other executives in their compensation level, Messrs. Appleby, Garner and Strickland received the same bonus amount for fiscal 2011; Dr. Shrader received 10% above that amount; and Mr. Mayer received the same bonus amount as other executives in his cohort level.

Our current annual performance program is based on meeting corporate annual performance goals. Starting with the annual bonus earned in respect of performance on and after October 1, 2010, our payment structure for annual performance bonus delivers a mix of cash and equity. The equity is granted in restricted stock that vests ratably over three years, subject to certain exceptions. Executives who retire or otherwise terminate employment before the issuance of the equity portion of the annual bonus and under circumstances that entitle them to a full or pro-rated bonus will be paid their annual bonus entirely in cash. The equity portion is intended to more closely align our compensation program with market practices and enable executives to own personally-significant amounts of our company stock.

The percentage delivered in equity varies by compensation level with higher percentages of equity applied to executives in the highest levels. Executives in our top levels (including our Chief Executive Officer) receive 45% of their annual bonus in the form of equity. However, because the equity program was implemented in the middle of our fiscal year, only half of the annual bonus for fiscal 2011 is subject to payment in the form of equity. Accordingly, Messrs. Shrader, Strickland, Appleby and Mayer will receive 22.5% of their annual incentive for fiscal 2011 in equity. The Company will determine the number of shares of restricted stock to be granted to each executive by taking the dollar amount determined by applying the percentage noted above to the annual bonus amount, dividing that amount by the fair market value of our stock on the date of grant and multiplying that amount by 120% to reflect the impact to liquidity and risk of holding the stock. Mr. Garner received his entire fiscal 2011 annual bonus in cash because of his retirement at the end of the fiscal year.

The cash payments received by each of our named executive officers for fiscal 2011 is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Because the equity grants will be made in fiscal 2012, they are not reflected in this year’s Summary Compensation Table. Total payments for fiscal 2011 for each of our named executive officers under the annual performance program are reflected below:

	Total Annual Incentive	Amount Paid in Cash	Amount to be Paid in
Name	($)	($)	Restricted Stock ($)(1)

Ralph W. Shrader	1,395,930	1,081,846	376,901
Samuel R Strickland	1,260,840	977,151	340,427
CG Appleby	1,260,840	977,151	340,427
Joseph E. Garner	1,260,840	1,260,840	—
John D. Mayer	990,660	767,762	267,478

(1) Includes 20% premium.

Long-term Equity Incentive Plans.  We believe that our executives should hold personally significant amounts of equity to align their interests to those of our stockholders, and, accordingly, long-term equity compensation is an important component of our compensation program. Our long-term incentive program historically consisted of awards of stock options to our executives under the Equity Incentive Plan. We believe stock options further our objective of aligning the interests of our executives with those of our stockholders by providing our executives with a continuing stake in our long-term success and by rewarding only the future growth in our equity value. We have not historically granted stock options to our executives on an annual basis. Instead, an option grant is made only upon hire of an executive and/or upon promotion, so that each executive within the same level would receive the same number of options and total compensation.

At the beginning of fiscal 2011, each of Messrs. Strickland and Mayer received a grant of 45,000 performance-vesting stock options to reflect his promotion to the next senior level. Although our Compensation Committee approves the grant of stock options under the Equity Incentive Plan, the grants are made based on the level of the executive at the time of promotion and/or hire.

The terms of the options under the Equity Incentive Plan were negotiated between members of management and Carlyle at the time they invested in our company. A portion of the options vest based on continued service and the remainder vest based on achievement of EBITDA and cumulative cash flow performance goals. The terms of the options are more fully described in footnote 2 to the Grants of Plan-Based Awards Table.

The EBITDA target for option vesting for fiscal 2011 was $329.9 million, with the annual target level increasing by 12% each year thereafter. The cumulative cash-flow target for fiscal 2011 was $217.2 million, with the annual amount used to calculate the cumulative target increasing by approximately 12% per year (and subject to upward or downward adjustment for changes in net revenue growth).

For purposes of the options, “EBITDA” is calculated in the same manner as Bonus EBITDA under the annual performance bonus program; and “cash flow” means (i) EBITDA for a fiscal year less (ii) the increase in adjusted working capital (accounts receivable (net) less accounts payable, less other accrued expenses) in the fiscal year (which may be a positive or a negative number) less (iii) any overruns in the annual budget for capital expenditures in the financial plan approved by the Board for that fiscal year.

In connection with the payment of special dividends in fiscal 2010, our Compensation Committee determined to adjust options by reducing the exercise price to reflect the reduction in the value of our stock as a result of the extraordinary dividends, rather than to adjust both the exercise price and the number of shares issuable upon exercise of the options, to avoid the increase in the number of shares issuable upon exercise. Because the reduction in share value exceeded the exercise price for certain of our Rollover options, the exercise price for those options was reduced to the par value of the share issuable on exercise, and the holders, including our named executive officers, became entitled to receive, on the option’s fixed exercise date, a cash payment equal to the excess of the reduction in share value as a result of the dividend over the reduction in exercise price, subject to vesting of the related options. The amount of the cash payment that vested in fiscal 2011 is reflected in the “All Other Compensation” column of the Summary Compensation Table.

As described above, our named executive officers will also receive a portion of our fiscal 2011 annual incentive in the form of equity. The equity will be granted in fiscal 2012 in the form of restricted stock that vests ratably over three years.

Defined Contribution Retirement Plan.  We provide retirement benefits to our executives in order to provide them with additional security in retirement, while allowing them to direct the investment of their retirement savings as they choose. All employees, including our executives, are automatically eligible to participate in the tax-qualified Employees’ Capital Accumulation Plan, or ECAP, our 401(k) plan. We make contributions to ECAP annually. In addition to contributions made to the tax-qualified ECAP, executives receive a cash payment equal to a percentage of eligible compensation in excess of the eligible compensation limit of the Internal Revenue Code, plus an additional 23% investment incentive, which is intended as a supplement to the retirement plan contribution. Each executive also receives a cash payment that is equivalent to the annual tax-deferred contribution he or she is permitted to make to ECAP under the Internal Revenue Code.

Other Retirement Benefits.  We provide additional retirement benefits to our executives in order to provide them with additional security in retirement and promote a long-term career with our company. Our executives participate in the Officers’ Retirement Plan, under which the executive may retire with full benefits after a minimum of either (x) age 60 with five years of service as an executive or (y) age 50 with ten years of service as an executive. An eligible executive who retires and does not receive severance benefits is entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. Our retirees are also eligible to receive comprehensive coverage for medical, pharmacy and dental health care. The premiums for this benefit are paid by us.

Benefits and Perquisites.  Our employees are eligible to participate in a full complement of employer-paid benefit plans. Our executives also participate in enhanced medical and dental plans, life insurance, AD&D and personal liability coverage at the Company’s expense. Although our executives receive additional benefits and perquisites, such as executive medical, financial counseling, milestone anniversary gifts and club membership reimbursement, as well as tax gross-ups relating to life insurance coverage and milestone anniversary gifts, we do not consider these to be a principal component of their compensation. We believe that our executive benefits and perquisite programs are reasonable and commensurate with benefits and perquisites provided to executives of similarly situated companies within our industry, and are necessary to sustain a fully competitive executive compensation program.

The perquisites include initiation fees for club memberships and reasonable dues on an annual basis and up to $15,000 per year for financial counseling, up to $7,500 every three years to update an estate plan, up to $3,000 for preparation of estate plans following relocation to a new tax jurisdiction and a one-time reimbursement of up to $5,000 for retirement financial planning. For more detail on the perquisites that our named executive officers receive, see footnote 7 to the “Summary Compensation Table” below.

Risk Assessment

Management and the Compensation Committee conducted a risk assessment of our company’s executive compensation program. Based on our approach of compensating our executives for the financial success of the company as a whole and other elements of our compensation system, we concluded that our executive compensation program does not encourage undue risk-taking.

Government Limitations on Compensation

As a government contractor, we are subject to the Federal Acquisition Regulation, or the FAR, which governs the reimbursement of costs by our government clients. FAR 31.205-6(p) limits the allowability of senior executive compensation to a benchmark compensation cap established each year by the Administrator of the Office of Federal Procurement Policy under Section 39 of the Office of Federal Procurement Policy Act (41 U.S.C. 435). The benchmark cap applies to the five most highly compensated employees in management positions. When comparing senior executive compensation to the benchmark cap, all wages, salary, bonuses and deferred compensation, if any, for the year, as recorded in our books and records, must be included. The current benchmark compensation cap, effective January 1, 2010 and as published in the Federal Register, is $693,951. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts. The FAR also limits the allowability of reimbursement for non-senior executive compensation.

Policy on Recovering Bonuses in the Event of a Restatement

We have included provisions in our Annual Incentive Plan and our Equity Incentive Plan that provide us with the ability to impose the forfeiture of bonuses and equity compensation and the recovery of certain bonus amounts and gains from equity compensation awarded under those plans in the event of an accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements, individuals subjected to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and, to the extent that, based on erroneous data, any award or payment is in excess of what would have been paid under the accounting restatement during the three-year period preceding the date on which a financial restatement is required, current or former executives, or as otherwise required under applicable laws or regulations. In addition, if an individual engages in certain other misconduct, we have the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to us of any equity award (including gains on the sale of the stock, if any) that vested, was paid or settled in the twelve months prior to or any time after the individual engaged in such misconduct.

Certain Change in Control Provisions

Options and restricted stock awarded under our Officers’ Rollover Stock Plan and options granted under our Equity Incentive Plan prior to our initial public offering contain provisions that accelerate vesting in connection with certain change in control events. Under the Officers’ Rollover Stock Plan and the Equity Incentive Plan, “change in control” is generally defined as the acquisition by any person (other than Carlyle) of 50% or more of the combined voting power our company’s then outstanding voting securities, the merger of our company if its stockholders immediately prior to the merger together with Carlyle do not own more than 50% of the combined voting power of the merged entity, the liquidation or dissolution of our company (other than in a bankruptcy proceeding or for the purposes of effecting a corporate restructuring or reorganization) or the sale of all or substantially all the assets of our company to non-affiliates. Options and restricted stock granted under the Officers’ Rollover Stock Plan vest upon a change in control. Vesting of options granted under our Equity Incentive Plan is accelerated only as a result of events that result in liquidity to Carlyle. These provisions were negotiated at the time of Carlyle’s investment in our company and are designed to motivate management to assist our principal stockholders in achieving a favorable return on their investment in our company.

In the event of a change in control, unless the plan administrator determines otherwise, all time-vesting awards under the Equity Incentive Plan will fully vest and a pro-rated portion of outstanding performance-vesting awards will vest based on the performance achieved as of the change in control.

In addition, if during the five year period after a change in control our executives’ retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive’s benefits under the plan that would be accrued on the company’s financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).

Policies on Timing of Equity Grants

It is our policy not to time the granting of equity awards in relation to the release of material, non-public information. Accordingly, regularly scheduled awards are permitted to be granted at times when there is material non-public information. We expect that we will generally grant awards to new hires and promotion awards effective at the time of the next scheduled Compensation Committee or Board of Directors meeting, and annual awards in June. In addition, it is our policy not to grant equity awards with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our Compensation Committee or our Board of Directors) takes formal action to grant them.

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. As described above, all of our short-term non-equity incentive compensation is determined based upon the achievement of certain predetermined financial performance goals and follow criteria that generally permit us to deduct such amounts without being subject to limits under Section 162(m). Pursuant to applicable Treasury regulations, Section 162(m) does not apply to compensation paid or stock options or restricted stock granted under the compensation agreements and plans described in our initial public offering prospectus during the reliance transition period ending on the earlier of the date the agreement or plan is materially modified or the first stockholders meeting at which directors are elected during 2014. While we will continue to monitor our compensation programs in light of Section 162(m), our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders, particularly as we continue our transition from a private to a public company. As a result, we have not adopted a policy requiring that all compensation be deductible and our Compensation Committee may conclude that paying compensation at levels that are subject to limits under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. Our Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its nonqualified deferred compensation plans to meet these requirements.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. As described above, options and restricted stock awarded under our Officers’ Rollover Stock Plan and options granted under our Equity Incentive Plan have or will contain provisions that accelerate vesting of all or a portion of the awards in connection with a change in control. To the extent that payments upon a change in control are classified as excess parachute payments, our company’s tax deduction would be disallowed under Section 280G.

Compensation Tables and Disclosures

Summary Compensation Table

						Change in
						Pension Value
						And
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive	Compensation	All Other
Name and Principal	Year	Salary	Bonus	Awards	Plan Compensation	Earnings	Compensation	Total
Position	(1)	($)	($)	($)(2)	($)(3)	($)(4)	($)(6)	($)

Ralph W. Shrader	2011	1,162,500	—	—	1,081,846	10,000	1,281,914	3,536,260
President and Chief Executive Officer	2010	1,162,500	—	—	1,559,145	32,694	1,474,503	4,228,842

Samuel R. Strickland	2011	1,050,000	—	271,125	977,151	10,000	983,125	3,291,401
Executive Vice President and Chief Financial Officer	2010	825,000	—	—	1,106,490	69,700	1,062,115	3,063,305

CG Appleby	2011	1,050,000	—	—	977,151	10,000	1,222,555	3,259,706
Executive Vice President and General Counsel	2010	1,050,000	—	—	1,408,260	42,085	1,394,506	3,894,851

Joseph E. Garner	2011	1,050,000	—	—	1,260,840	25,832	1,184,888	3,521,560
Executive Vice President	2010	1,050,000	—	—	1,408,260	50,985	1,298,793	3,808,038

John D. Mayer (5)	2011	825,000	—	271,125	767,762	10,000	624,454	2,498,341
Executive Vice President

(1)	2011 reflects fiscal 2011—April 1, 2010 to March 31, 2011. 2010 reflects fiscal 2010 — April 1, 2009 to March 31, 2010.

(2)	This column represents the grant date fair value of the options granted in the applicable year. Options are generally granted only on hire or promotion. See “Compensation Discussion and Analysis — Elements of Compensation — Long-term Equity Incentive Plans.” The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance conditions using the valuation methodology and assumptions set forth in Note 17 to our financial statements for the fiscal year ended March 31, 2011, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive.

(3)	This column reflects the cash portion of bonuses under our annual performance bonus plan, which provides awards based on the achievement of a corporate performance objective. Awards under the annual performance bonus plan with respect to performance periods starting on or after October 1, 2010 are paid partially in cash and partially in restricted stock (except that Mr. Garner, who retired on March 31, 2011, received his full bonus in cash). The portion of the award paid in cash is reported in the Summary Compensation Table with respect to the year in which the bonus is earned. The portion of the award paid in restricted stock will be reported in the Summary Compensation Table with respect to the year in which the restricted stock is granted. The annual performance bonus plan is described more fully at “Compensation Discussion and Analysis — Elements of Compensation — Cash Compensation.”

(4)	This column reflects the change in value over fiscal 2010 of the retiree medical and cash retirement benefit for each of our named executive officers, but does not reflect decreases in the value of retiree medical benefits for Messrs. Shrader, Strickland, Appleby and Mayer of -$15,659, -$25,033, -$27,990 and -$28,805, respectively.

(5)	Mr. Mayer was not one of our named executive officers for 2010.

(6)	The table below describes the elements included in All Other Compensation.

					Company
	Dividend-				Non-Qualified
	Related			Qualified	Retirement
	Earnings on			Company	Contributions	Executive	Tax
	Vested Stock	Club	Financial	Contributions	to	Medical	Gross-	Life
	Options	Membership	Counseling	to 401(k)	Employees	Plan Contributions	Ups	Insurance	Other	Total
Name	($)(a)	($)	($)	($)	($)(b)	($)	($)(c)	($)	($)(d)	($)

Ralph W. Shrader	651,647	33,466	15,000	32,377	475,809	33,125	10,028	19,255	11,207	1,281,914

Samuel R. Strickland	533,621	32,085	—	32,377	322,466	33,125	6,470	10,703	12,278	983,125

CG Appleby	651,647	21,566	12,500	32,377	424,695	33,125	14,106	14,396	18,143	1,222,555

Joseph E. Garner	637,385	11,227	10,725	32,377	424,695	33,125	6,703	13,035	15,616	1,184,888

John D. Mayer	266,811	13,488	10,000	32,377	231,597	33,125	9,972	15,877	11,207	624,454

(a)	In connection with special dividends paid to holders of our common stock in fiscal 2010, the exercise price of outstanding options was adjusted in accordance with the terms of the Officers’ Rollover Stock Plan. Our named executive officers who held options with exercise prices less than the amount of the adjustment were granted a right to receive a cash payment, in the same calendar year as the year the related option is required to be exercised, equal to the difference between the amount of the special dividend and the amount by which the related option’s exercise price was reduced. Amounts earned as a result of vesting of options in fiscal 2011 are included in this column. Amounts earned and paid with respect to vested options are set forth in the Nonqualified Deferred Compensation Table below.

(b)	Represents retirement benefits and supplementary retirement benefits paid by the Company to the named executive officer as described above under “Compensation Discussion and Analysis — Elements of Compensation — Defined Contribution Retirement Plan.”

(c)	Includes tax gross-ups relating to life insurance coverage and, for Messrs. Strickland and Appleby, tax gross-ups relating to milestone anniversary awards.

(d)	Includes: dental, supplemental medical, accident insurance, personal excess liability coverage, estate planning and milestone anniversary awards.

Grants of Plan-Based Awards

								All
								Other	All Other
								Stock	Option		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Awards;	Awards:	Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	Base Price	of Stock
		Plan Awards(1)			Plan Awards			Shares or	Securities	of Option	and Option
	Grant	Threshold	Target	Max	Threshold	Target	Max	Stock	Underlying	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	Units	Options	($/Sh)	($)

Ralph W. Shrader	06/03/10		1,116,000								—

Samuel R. Strickland	06/03/10		1,008,000

	04/29/10								45,000 (2)	12.81	271,125

CG Appleby	06/03/10		1,008,000								—

Joseph E. Garner	06/03/10		1,008,000								—

John D. Mayer	06/03/10		792,000

	04/29/10								45,000 (2)	12.81	271,125

(1)	Reflects target bonus levels for fiscal 2011 under our annual performance bonus plan, which provides awards based on the achievement of a corporate performance objective. Awards under the annual performance bonus plan are paid partially in cash and partially in restricted stock. The annual performance bonus plan is described more fully at “Compensation Discussion and Analysis —

Elements of Compensation — Cash Compensation.” Non-equity incentive plan awards have no minimum threshold or maximum cap payouts. The actual cash bonuses paid under the plan for fiscal 2011 are reflected in the Summary Compensation Table.

(2)	On April 29, 2010, each of Messrs. Strickland and Mayer received a one-time grant of options in connection with his promotion to a higher compensation level. One-third of the options are service-vesting options, which vest and become exercisable, subject to the continued employment of the named executive officer, ratably over five years on June 30 of each year beginning in 2011. Two-thirds of the options are performance options, which vest and become exercisable, subject to the continued employment of the named executive officer, ratably over five years on June 30 of each year beginning in 2011 based on achievement of EBITDA and cumulative cash flow performance goals, with the ability to “catch up” on missed goals if cumulative achievement reaches the target cumulative levels during the three-year vesting period. In the case of an option that vests based on EBITDA performance, the missed performance goal must be at least 90% of the target level to be eligible for “catch up.”

All service-vesting options become fully vested and exercisable immediately prior to the effective date of certain change in control events. Any unvested performance options at the time of such a change in control event vest immediately prior to the effective date of event if Carlyle achieves a specified internal rate of return or the investment proceeds to Carlyle are at least a specified multiple of their invested capital.

For purposes of the options, “internal rate of return” means the internal rate of return realized by Carlyle on its invested capital as a result of the proceeds realized, or deemed realized, by Carlyle on its capital, calculated without reduction for any taxes and after giving effect to the vesting of any awards granted under the Equity Incentive Plan.

See the footnotes (7), (8) and (9) to the Outstanding Equity Awards at Fiscal Year-End Table for additional information regarding these awards.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
	Number of	Number of						Number of
	Securities	Securities		Number of				Shares or	Market Value of
	Underlying	Underlying		Securities Underlying		Option		Units of	Shares or Units of
	Unexercised	Unexercised		Unexercised		Exercise	Option	Stock That	Stock That Have
	Options	Options		Unearned		Price	Expiration	Have Not	Not Vested
Name	Exercisable	Unexercisable		Options		($)	Date	Vested(5)	($)(6)

Ralph W. Shrader								52,226.6667	940,602
	55,980	28,010	(1)	36,406.5	(2)	4.28	11/19/2018
				19,603.5	(3)	4.28	11/19/2018
		119,101.32	(4)			0.01	09/15/2011
		79,400.88	(4)			0.01	09/15/2012
		79,400.88	(4)			0.01	09/15/2013
		59,550.66	(4)			0.01	09/15/2014

Samuel R. Strickland								35,410.0000	637,734
	73,980	37,010	(1)	48,106.50	(2)	4.28	11/19/2018
				25,903.50	(3)	4.28	11/19/2018
		99,251.10	(4)			0.01	09/15/2011
		66,167.40	(4)			0.01	09/15/2012
		66,167.40	(4)			0.01	09/15/2013
		49,625.55	(4)			0.01	09/15/2014
		15,000	(7)			12.81	04/29/2020
				19,500	(8)	12.81	04/29/2020
				10,500	(9)	12.81	04/29/2020

CG Appleby								52,226.6667	940,602
	55,980	28,010	(1)	36,406.5	(2)	4.28	11/19/2018
				19,603.5	(3)	4.28	11/19/2018
		119,101.32	(4)			0.01	09/15/2011
		79,400.88	(4)			0.01	09/15/2012
		79,400.88	(4)			0.01	09/15/2013
		59,550.66	(4)			0.01	09/15/2014

Joseph E. Garner								44,966.6667	809,850
	55,980	28,010	(1)	36,406.5	(2)	4.28	11/19/2018
				19,603.5	(3)	4.28	11/19/2018
		116,810.91	(4)			0.01	09/15/2011
		77,873.94	(4)			0.01	09/15/2012
		77,873.94	(4)			0.01	09/15/2013
		58,405.45	(4)			0.01	09/15/2014

	Option Awards						Stock Awards
	Number of	Number of					Number of
	Securities	Securities		Number of			Shares or	Market Value of
	Underlying	Underlying		Securities Underlying	Option		Units of	Shares or Units of
	Unexercised	Unexercised		Unexercised	Exercise	Option	Stock That	Stock That Have
	Options	Options		Unearned	Price	Expiration	Have Not	Not Vested
Name	Exercisable	Unexercisable		Options	($)	Date	Vested(5)	($)(6)

John D. Mayer							20,443,3333	368,184
	73,980	37,010	(1)	48,106.50 (2)	4.28	11/19/2018
				25,903.50 (3)	4.28	11/19/2018
		49,625.55	(4)		0.01	09/15/2011
		33,083.70	(4)		0.01	09/15/2012
		33,083.70	(4)		0.01	09/15/2013
		24,812.78	(4)		0.01	09/15/2014

		15,000	(7)		12.81	04/29/2020
				19,500 (8)	12.81	04/29/2020
				10,500 (9)	12.81	04/29/2020

(1)	The options vest and become exercisable, subject to the continued employment of the named executive officer, ratably on June 30, 2011, 2012 and 2013. All service-vesting options fully vest and become exercisable immediately prior to the effective date of certain change in control events.

(2)	The options vest and become exercisable, subject to the continued employment of the named executive officer, ratably on June 30, 2011, 2012 and 2013 based on achievement of EBITDA performance goals, with the ability to “catch up” on missed goals if (x) the missed performance goal was at least 90% of target level and (y) cumulative EBITDA performance reaches the target cumulative levels during the five-year vesting period. In addition, any unvested performance options at the time of a change in control event vest immediately prior to the effective date of the event if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of its invested capital.

(3)	The options vest and become exercisable, subject to the continued employment of the named executive officer, ratably on June 30, 2011, 2012 and 2013 based on achievement of cumulative cash flow performance goals, with the ability to “catch up” on missed goals if cumulative achievement reaches the target cumulative levels during the five-year vesting period. In addition, any unvested performance options at the time of a change in control event vest immediately prior to the effective date of event if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of its invested capital.

(4)	Approximately two-thirds of the options are currently vested. The remaining options vest on June 30, 2011. To the extent the options become vested, they become exercisable as set forth below (all vested options must be exercised by September 15th of each year following the annual exercise dates unless a named executive officer receives written consent from the administrator, in which case such options may be exercised through the end of the year in which they vest):

	June 30	June 30	June 30	June 30
Exercise Commencement Date	2011	2012	2013	2014

Percentage of vested options to be exercised	70%	20%	10%
Percentage of options with June 30, 2011 vesting date to be exercised	20%	20%	30%	30%

The options were granted to replace compensatory stock options initially granted by our predecessor. In connection with special dividends paid to holders of our common stock in fiscal 2010, in accordance with the terms of the Officers’ Rollover Stock Plan, the exercise price per share of each outstanding option was reduced in an amount equal to the reduction in the value of the common stock as a result of the dividend. Because the reduction in share value exceeded the exercise price for certain of the options granted under the Officers’ Rollover Stock Plan, the exercise price for those options was reduced to the par value ($0.01) of the shares issuable on exercise, and the holders became entitled to receive on the option’s fixed exercise date a cash payment equal to the excess of the reduction in share value as a result of the dividend over the reduction in exercise price, subject to vesting and forfeiture on the same terms as the related option. To the extent they become vested, payments of such amounts to our named executive officers will be made as follows:

	June 30	June 30	June 30	June 30
	2011	2012	2013	2014

Ralph W. Shrader	$493,603.16	$329,068.77	$329,068.77	$246,801.58
Samuel R. Strickland	$404,223.90	$269,482.60	$269,482.60	$202,111.95
CG Appleby	$493,603.16	$329,068.77	$329,068.77	$246,801.58
Joseph E. Garner	$482,832.99	$321,888.66	$321,888.66	$241,416.50
John D. Mayer	$202,111.95	$134,741.30	$134,741.30	$101,055.98

Upon exercise of an option, the named executive officer must sell to us, and we must repurchase, at par value, one share of Class E special voting stock for each option exercised. If the named executive officer fails to complete the purchase of shares on exercise of the options within the time period set forth in the Officers’ Rollover Stock Plan or fails to file an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after exercise, the related shares of common stock will be deemed to have been forfeited by that named executive officer, and the named executive officer must sell to us, and we must repurchase, at par value, the related number of shares of Class E special voting stock held by the named executive officer.

(5)	Our Class C restricted common stock vests on June 30, 2011.

(6)	Market value has been determined based on the fair market value of our stock on March 31, 2011 of $18.01.

(7)	The options vest and become exercisable, subject to the continued employment of the named executive officer, ratably on June 30, 2011, 2012, 2013, 2014 and 2015. All service-vesting options fully vest and become exercisable immediately prior to the effective date of certain change in control events.

(8)	The options vest and become exercisable ratably on June 30, 2011, 2012, 2013, 2014 and 2015 subject to the achievement of EBITDA performance goals and to the continued employment of the named executive officer, with the opportunity to “catch up” on missed goals if (x) the missed performance goal was at least 90% of target level and (y) cumulative EBITDA performance reaches the target cumulative levels during the five-year vesting period. In addition, any unvested performance options at the time of a change in control event vest immediately prior to the effective date of event if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of its invested capital.

(9)	The options vest and become exercisable ratably on June 30, 2011, 2012, 2013, 2014 and 2015 subject to the achievement of cumulative cash flow performance goals and to the reporting person’s continued employment, with the opportunity to “catch up” on missed goals if cumulative achievement reaches the target cumulative levels during the five-year vesting period. In addition, any unvested performance options at the time of a change in control event vest immediately prior to the effective date of the event if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of its invested capital.

Option Exercises and Stock Vested Table

The table below provides information on the named executive officers’ restricted stock awards that vested and the stock options that they exercised in fiscal 2011.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on	Exercise	Acquired on	Vesting
Name	Exercise(1)	($)(2)	Vesting(1)	($)(3)

Ralph W. Shrader	138,951.5400	2,340,500	52,226.6667	879,758
Samuel R. Strickland	115,792.9500	1,950,416	35,410.0000	596,481
CG Appleby	138,951.5400	2,340,500	52,226.6667	879,758
Joseph E. Garner	136,279.3950	2,295,490	44,966.6667	757,464
John D. Mayer	57,896.4740	975,208	20,443.3333	344,368

(1)	Fractional shares are paid in cash.

(2)	Option Award ($) value realized is based on fair market value less exercise cost at time of exercise.

(3)	Stock Award ($) value realized is based on fair market value on June 30, 2010.

Pension Benefits Table

The Officers’ Retirement Plan is an unfunded defined benefit retirement plan that we maintain for our executives. Under the Officers’ Retirement Plan, if an executive retires of his or her own volition (and is not entitled to severance) after a minimum of either (x) age 60 with five years of service as an executive or (y) age 50 with ten years of service as an executive, he or she will be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate. Currently all of our named executive officers are retirement eligible.

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited	Benefits	Fiscal Year
Name	Plan Name	Service (#)	($)(1)	($)

Ralph W. Shrader	Officers’ Retirement Plan	32.5	325,000	—
Samuel R. Strickland	Officers’ Retirement Plan	15.4	153,900	—
CG Appleby	Officers’ Retirement Plan	29.0	290,000	—
Joseph E. Garner(2)	Officers’ Retirement Plan	18.5	—	185,000
John D. Mayer	Officers’ Retirement Plan	11.5	115,000	—

(1)	The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Bonus Plan under Statement of Financial Accounting Standards No. 87, using the Accumulated Benefit Obligation with the exception of the retirement rate assumptions. The amounts shown above reflect an assumption that each participant collects his benefit at the earliest age at which an unreduced benefit is available.

(2)	Mr. Garner received his accumulated benefits under the Officers’ Retirement Plan upon his retirement on March 31, 2011.

Non-Qualified Deferred Compensation

In connection with special dividends paid in fiscal 2010 that resulted in an adjustment of the exercise price of outstanding options, our named executive officers who held options with exercise prices less than the amount of the adjustment were granted the right to receive a cash payment, in the same calendar year the related option is required to be exercised, equal to the difference between the amount of the dividend and the amount by which the related option’s exercise price was reduced. This payment is subject to vesting and forfeiture on the same terms as the related option. For a description of these dividend adjustment payments, see footnote 4 to the Outstanding Equity Awards at Fiscal Year-End Table above. Vested rights to these cash payments are reflected in the table below.

Nonqualified Deferred Compensation Table

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	Plan Name	($)	($)(1)	($)	($)	($)(2)

Ralph W. Shrader	Officers’ Rollover Stock Plan	—	651,647	—	575,870	727,148
Samuel R. Strickland	Officers’ Rollover Stock Plan	—	533,621	—	471,595	595,510
CG Appleby	Officers’ Rollover Stock Plan	—	651,647	—	575,870	727,148
Joseph E. Garner	Officers’ Rollover Stock Plan	—	637,385	—	563,305	711,327
John D. Mayer	Officers’ Rollover Stock Plan	—	266,811		235,797	297,755

(1)	Registrant contributions represent, for each vested stock option issued under the Officers’ Rollover Stock Plan held by the named executive officer on the record date with respect to each dividend declared since the grant of the option, the difference between the value of the dividend paid and the amount by which the exercise price of the stock option was reduced. Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table.

(2)	Except with respect to Mr. Mayer, all of the amounts in this column in excess of registrant contributions in the last fiscal year were reported in our Summary Compensation Table in prior years. None of the amounts with respect to Mr. Mayer were reported in our Summary Compensation Table in prior years.

Employment Arrangements and Potential Payments upon Termination or a Change in Control

We do not have employment or severance agreements with any of our executives. However, consistent with our Transition Policy, which deals with departures other than retirement, death, disability and for cause, each named executive officer is eligible for transition pay equal to one month’s base pay per year of service as an executive, up to a maximum of twelve months’ base pay.

Termination Payments

Officers’ Retirement Plan. If our named executive officers retire, they will each be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. In addition, each of our named executive officers and their spouses will be entitled to receive employer-paid retiree medical and dental coverage for life.

Officers’ Rollover Stock Plan. If a named executive officer’s employment is terminated due to the executive’s death, any unvested stock options and restricted stock issued under the Officers’ Rollover Stock Plan will vest and become exercisable. If a named executive officer’s employment is terminated by us without cause, by reason of disability or in a “company approved termination,” awards under the Officers’ Rollover Stock Plan will continue to vest and be exercisable in accordance with the plan, subject to forfeiture if the named executive officer engages in competitive activity following the termination.

Stockholders Agreement. If a named executive officer’s employment is terminated for any reason, then we may repurchase the common stock that the executive holds and that was issued pursuant to the Equity Incentive Plan at the price set forth in the Stockholders Agreement. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Stockholders Agreement.”

Change in Control Protections

We do not have change in control agreements with any of our employees.

If a change in control occurs, the stock options issued under the Officers’ Rollover Stock Plan will vest. Under the Equity Incentive Plan, if a change in control occurs, outstanding service-vesting options will vest immediately prior to the change in control and unvested performance-vesting options that are scheduled to vest in the year of the change in control, or that are subject to vesting under a catch-up vesting provision, vest immediately prior to the change in control if certain performance conditions are satisfied in the change in control.

In addition, if during the five year period after a change in control our executives’ retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan during such five-year period and receive a cash payment equal to the excess of actuarial cost of the executive’s benefits under the plan that would be accrued on the company’s financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect the termination or modification (but excluding the accrual on the payment itself).

The following table presents potential payments to each named executive officer as if the named executive officer’s employment had been terminated or a change in control had occurred as the last day of fiscal 2011. If applicable, amounts in the table were calculated using $18.01, the fair market value of our common stock on March 31, 2011. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees generally.

		Equity With		Death and	Continued
		Accelerated	Retirement	Disability	Perquisites and
	Severance Pay	Vesting	Plan Benefits:	Benefits	Benefits	Total
Name	($)(1)	($)(2)	($)(7)	($)	($)	($)

Ralph W. Shrader

Death	—	5,912,184	—	2,096,875(3)	—	8,009,059

Disability	—	—	—	477,128(4)	280,539(5)	757,667

Company Approved Termination(8)	1,162,500	—	—	—	280,539(5)	1,443,039

Retirement	—	—	325,000	—	322,232(6)	647,232

Resignation/Other Termination	—	—	—	—	—	—

Termination for Cause	—	—	—	—	—	—

Change-In-Control	—	7,065,779	—	—	280,539(9)	7,346,318

Samuel R. Strickland

Death	—	4,760,568	—	2,087,500(3)	—	6,848,068

Disability	—	—	—	1,353,552(4)	469,640(5)	1,823,192

Company Approved Termination(8)	1,050,000	—	—	—	469,640(5)	1,519,640

Retirement	—	—	153,900	—	517,952(6)	671,852

Resignation/Other Termination	—	—	—	—	—	—

Termination for Cause	—	—	—	—	—	—

Change-In-Control	—	6,518,873	—	—	469,640(9)	6,988,513

		Equity With		Death and	Continued
		Accelerated	Retirement	Disability	Perquisites and
	Severance Pay	Vesting	Plan Benefits:	Benefits	Benefits	Total
Name	($)(1)	($)(2)	($)(7)	($)	($)	($)

CG Appleby

Death	—	5,912,184	—	2,087,500(3)	—	7,999,684

Disability	—	—	—	658,583(4)	361,288(5)	1,019,871

Company Approved Termination(8)	1,050,000	—	—	—	361,288(5)	1,411,288

Retirement	—	—	290,000	—	405,458(6)	695,458

Resignation/Other Termination	—	—	—	—	—	—

Termination for Cause	—	—	—	—	—	—

Change-In-Control	—	7,065,779	—	—	361,288(9)	7,427,067

Joseph E. Garner

Death	—	5,682,204	—	2,087,500(3)	—	7,769,704

Disability	—	—	—	985,349(4)	450,681(5)	1,436,030

Company Approved Termination(8)	1,050,000	—	—	—	450,681(5)	1,500,681

Retirement	—	—	185,000	—	496,509(6)	681,509

Resignation/Other Termination	—	—	—	—	—	—

Termination for Cause	—	—	—	—	—	—

Change-In-Control	—	6,835,798	—	—	450,681(9)	7,286,479

John D. Mayer

Death	—	2,429,601	—	2,068,750(3)	—	4,498,351

Disability	—	—	—	542,641(4)	324,657(5)	867,298

Company Approved Termination(8)	825,000	—	—	—	324,657(5)	1,149,657

Retirement	—	—	115,000	—	368,076(6)	483,076

Resignation/Other Termination	—	—	—	—	—	—

Termination for Cause	—	—	—	—	—	—

Change-In-Control	—	4,187,906	—	—	324,657(9)	4,512,563

(1)	Each named executive officer is eligible for transition pay equal to one month’s base pay per year of service as an executive up to a maximum of twelve months’ base pay. An additional amount equal to a pro rata portion of the named executive officer’s annual incentive compensation for the year in which the termination occurs may be paid upon termination at the discretion of the Board.

(2)	This column includes the value of the equity with accelerated vesting calculated using $18.01, the fair market value of our common stock on March 31, 2011, and the value of the deferred cash payment due to the named executive officers as a result of the special dividends paid on July 29, 2009 and December 11, 2009, as described in footnote 4 to the Outstanding Equity at Fiscal Year-End Table above.

(3)	Each named executive officer has a $2 million life insurance policy. If the death was accidental, an additional $1.5 million would be paid. Survivors also receive one month’s base pay.

(4)	Includes present value of disability insurance payments that cover up to 60% of base salary and bonus with a maximum benefit of $25,000 per month ($300,000/year). The amounts in this column were calculated by valuing the benefit as a standard annuity benefit based on the incidence of disability, using assumptions consistent with FAS 87/106 accounting for our other benefit programs and, for the assumption of a rate of disability, the 1977 Social Security Disability Index table.

(5)	Amount includes actuarial present value of retiree medical benefits. The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Welfare Plan under Statement of Financial Accounting Standards No. 106, using the Accumulated

Postretirement Benefit Obligation with an adjustment made to retirement age assumptions as required by SEC regulations.

(6)	Amount includes actuarial present value of up to $4,000 per year for financial counseling assistance and retiree medical benefits. The amounts in this column that represent the present value of the financial counseling allowance were calculated with the same assumptions we use to disclose our Retired Officers’ Bonus Plan, consistent with FAS 87, with an adjustment to the rate of retirement; the valuation is based on the discounted value of the full $4,000. The amounts in the column that represent the actuarial present value of retiree medical benefits were calculated as described in footnote 5 above.

(7)	Benefits under the Officers’ Retirement Plan. This amount has been calculated using the methodology and assumptions described in footnote 1 to the Pension Benefits Table above.

(8)	Whether a termination of employment is deemed a company approved termination is determined at the discretion of our Compensation Committee.

(9)	Reflects the present value of the guaranteed benefits and cash payment of the actuarial cost of the executive’s benefits under the executives’ retiree medical plan, assuming that the plan was terminated during the five years following a change in control.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis included in this proxy statement with members of management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Philip A. Odeen (Chair)
Peter Clare
Ian Fujiyama

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of the Company and Ernst & Young LLP, the independent registered public accounting firm for the Company, the audited financial statements of the Corporation for the fiscal year ended March 31, 2011 (the “Audited Financial Statements”).

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as in effect on the date of this proxy statement.

The Audit Committee has: (i) considered whether non-audit services provided by Ernst & Young LLP are compatible with its independence; (ii) received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence; and (iii) discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the 2011 Annual Report on Form 10-K for the fiscal year ended March 31, 2011 for filing with the SEC.

THE AUDIT COMMITTEE

Charles O. Rossotti (Chair)
Mark Gaumond
Philip A. Odeen

PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by the independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee may delegate to Mr. Philip Odeen or any independent chair of the committee pre-approval authority with respect to permitted services, provided that the member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below incurred after our initial public offering in November 2010 were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table presents the Company’s fees for services performed by its principal accounting firm, Ernst & Young LLP, during fiscal years 2011 and 2010.

	2011	2010

Audit fees(1)	$2,925,500	$1,632,000
Audit-related fees(2)	170,000	1,704,338
Tax fees(3)	334,138	698,386
All other fees	—	—

Total	$3,429,638	$4,034,724

(1)	Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters. Fees for fiscal 2011 also include fees associated with the Company’s initial public offering in November 2010, including comfort letters, consents, review of the Registration Statement on Form S-1 filed with the SEC and other related activities.

(2)	Audit-related fees principally include fees for consultation and planning related to the Company’s Sarbanes-Oxley Section 404 readiness activities and audits of employee benefit plans. Fees for fiscal year 2010 also include due diligence activities related to the separation of the commercial and international business from the government business and acquisition of the Company by an affiliate of The Carlyle Group.

(3)	Tax fees principally include domestic tax compliance and advisory services.

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as the independent auditors to perform an integrated audit of the Company for the fiscal year ending March 31, 2012. Ernst & Young LLP served as our independent auditors for the fiscal year ending March 31, 2011. Stockholder approval of the appointment is not required.

The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of Ernst & Young LLP, the Audit Committee will reconsider whether to hire the firm and may retain Ernst & Young LLP or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of
Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2012.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recent legislation, the Company is providing stockholders with an advisory vote on compensation programs for our Named Executive Officers (a “say-on-pay”). Accordingly, you may vote on the following resolution at the 2011 annual meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company’s proxy statement for the 2011 annual meeting.”

This vote is nonbinding. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to attract, motivate and retain executives of outstanding ability to meet and exceed the demands of our clients, focus management on optimizing stockholder value and fostering an ownership culture, create appropriate rewards for outstanding performance and penalties for under-performance, and provide competitive rewards that foster collaboration by rewarding executives for their contribution to our overall performance and financial success while determining and allocating incentives based on our performance as a whole in recognition of the spirit and culture of collaboration that has defined us throughout our history. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and
Analysis, the accompanying compensation tables and the related narrative disclosure.

ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a say-on-pay vote. A triennial vote will provide us with the time to respond thoughtfully to stockholders’ sentiments and implement any necessary changes. We carefully review changes to our executive compensation program to maintain the consistency and credibility of the program which is important in motivating and retaining our people. We therefore believe that a triennial vote is an appropriate frequency to provide our people and Compensation Committee sufficient time to thoughtfully consider stockholders’ input, implement any appropriate changes to our executive compensation program, and assess the results of such changes.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the say-on-pay vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board of Directors recommends a vote FOR the option of “every three years” for future advisory votes on executive compensation.

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

PROPOSALS FOR 2012

Under applicable SEC rules and regulations, the Company will review for inclusion in next year’s proxy statement stockholder proposals received by March 3, 2012. Proposals should be sent to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102.

Pursuant to our second amended and restated bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2012 annual meeting of stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 containing certain information specified in the bylaws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than April 12, 2012 and no later than May 12, 2012, except that if the date of the 2012 annual meeting of stockholders is changed, and the meeting is held before July 11, 2012 or after October 19, 2012, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.

ANNUAL REPORT FOR 2011

The annual report of the Company on Form 10-K for the fiscal year ended March 31, 2011 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of June 21, 2011, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs. If you would like to have additional copies of these documents mailed to you, please call or write our Secretary at 8283 Greensboro Drive, McLean, Virginia 22102, telephone: (703) 902-5000. If you want to receive separate copies of the proxy statement, annual report to stockholders or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

By order of the Board of Directors,

CG Appleby
Executive Vice President, General Counsel
and Secretary

McLean, Virginia
July 1, 2011

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BOOZ ALLEN HAMILTON HOLDING CORP 8283 GREENSBORO DRIVE ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS MCLEAN, VA 2210 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 Ralph W. Shrader 02 Peter Clare 03 Philip A. Odeen The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 0 0 0 fiscal year 2012. 3. A non-binding advisory vote on the compensation program for the Company’s Named Executive Officers, as disclosed in the 0 0 0 Compensation Discussion and Analysis section of the Proxy Statement (a “say-on-pay” vote). The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 4. A non-binding advisory vote by stockholders on how frequently stockholders will be provided a “say-on-pay” vote. 0 0 0 0 NOTE: The transaction of any other business that may properly be brought before the Annual Meeting or any adjournment(s) or postponement(s) thereof. R1.0.0.11699 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 00001111511 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Report is/are available at www.proxyvote.com . BOOZ ALLEN HAMILTON HOLDING CORPORATION ANNUAL MEETING OF STOCKHOLDERS AUGUST 10, 2011 8:00AM THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Ralph W. Shrader and Robert Osborne and each of them as proxies, with the power to act without the other, and with the power of substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all shares of stock that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Booz Allen Hamilton Holding Corporation (the “Company”), to be held on August 10, 2011 at 8:00 AM, Eastern Time at the John C. Newman Auditorium, located in the Company’s offices at 8283 Greensboro Drive, McLean, VA 22102, and any adjournment(s) or postponement(s) thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND FOR 3 YEARS FOR PROPOSAL 4. YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE. R1.0.0.11699 00001111512 Continued and to be signed on reverse side